                                                                    EXHIBIT 99.1


                                                                 EXECUTION COPY
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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            BROADBASE SOFTWARE, INC.,

                            SOLDIER ACQUISITION CORP.

                                       AND

                                SERVICESOFT, INC.














                                                             SEPTEMBER 18, 2000

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



                                TABLE OF CONTENTS

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
ARTICLE 1 DEFINITION OF CERTAIN TERMS...........................................................................................2

ARTICLE 2 PLAN OF MERGER........................................................................................................3
           2.1 The Merger.......................................................................................................3
           2.2 Escrow...........................................................................................................6
           2.3 Securities Law Compliance........................................................................................7
           2.4 Tax and Accounting Aspects of the Merger.........................................................................8
           2.5 Antitrust........................................................................................................8
           2.6 Further Assurances...............................................................................................8

ARTICLE 3 ADDITIONAL AGREEMENTS.................................................................................................8
           3.1 Public Announcement..............................................................................................8
           3.2 Fees and Expenses................................................................................................8
           3.3 Resale Restrictions..............................................................................................9
           3.4 Integration Matters..............................................................................................9

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SERVICESOFT.........................................................................9
           4.1 Organization and Good Standing...................................................................................9
           4.2 Subsidiaries and Guarantees......................................................................................9
           4.3 Capitalization..................................................................................................10
           4.4 Power, Authorization and Non-Contravention......................................................................11
           4.5 No Violation of Charter Documents, Contracts or Laws............................................................12
           4.6 Documents and Disclosures.......................................................................................12
           4.7 Servicesoft Financial Statements................................................................................13
           4.8 Litigation......................................................................................................14
           4.9 Taxes...........................................................................................................14
           4.10 Title to Properties............................................................................................15
           4.11 Absence of Certain Changes or Events...........................................................................16
           4.12 Intellectual Property..........................................................................................18
           4.13 Compliance with Laws...........................................................................................20
           4.14 Agreements and Commitments.....................................................................................20
           4.15 Employees......................................................................................................22
           4.16 Environmental Matters..........................................................................................25
           4.17 Certain Transactions and Agreements............................................................................26
           4.18 Accounts Receivable............................................................................................26
           4.19 Board of Directors, Officers and Key Personnel.................................................................27
           4.20 Insurance......................................................................................................27
           4.21 Voting Arrangements............................................................................................27
           4.22 Ownership of Shares of Broadbase Capital Stock.................................................................27
           4.23 Information Supplied...........................................................................................27
           4.24 Servicesoft Financial Projections..............................................................................28

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BROADBASE AND NEWCO................................................................28
           5.1 Organization and Good Standing..................................................................................28
           5.2 Capitalization..................................................................................................28
           5.3 Power, Authorization and Non-Contravention......................................................................29
           5.4 No Violation of Charter Documents, Contracts or Laws............................................................30
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           5.5 Sec Filings.....................................................................................................30
           5.6 Broadbase Financial Statements..................................................................................31
           5.7 Litigation......................................................................................................31
           5.8 Absence of Certain Changes or Events............................................................................31
           5.9 Intellectual Property...........................................................................................32
           5.10 Compliance with Laws...........................................................................................33
           5.11 Information Supplied...........................................................................................33
           5.12 Accuracy of Disclosure.........................................................................................34

ARTICLE 6 SERVICESOFT PRE-CLOSING COVENANTS....................................................................................34
           6.1 Access to Information...........................................................................................34
           6.2 Advice of Changes...............................................................................................34
           6.3 Conduct of Business.............................................................................................34
           6.4 Prospectus/Proxy Statement......................................................................................37
           6.5 Stockholder Approval............................................................................................38
           6.6 No Solicitation.................................................................................................40
           6.7 Regulatory Approvals............................................................................................41
           6.8 Necessary Consents..............................................................................................42
           6.9 Blue Sky Laws...................................................................................................42
           6.10 Servicesoft Dissenting Shares..................................................................................42
           6.11 Litigation.....................................................................................................42
           6.12 Certain Employee Benefits......................................................................................42
           6.13 Notification of Employee Problems..............................................................................42
           6.14 Certain Agreements.............................................................................................42
           6.15 Servicesoft Affiliates.........................................................................................42
           6.16 Satisfaction of Closing Conditions.............................................................................43
           6.17 Conversion of Servicesoft Preferred Stock and Servicesoft Warrants.............................................43
           6.18 Confirmation of Equity Interests...............................................................................43

ARTICLE 7 BROADBASE PRE-CLOSING COVENANTS......................................................................................43
           7.1 Advice of Changes...............................................................................................44
           7.2 Conduct of Business.............................................................................................44
           7.3 Regulatory Approvals............................................................................................45
           7.4 Amendment of Certificate of Incorporation.......................................................................45
           7.5 Broadbase Stockholders' Approval................................................................................45
           7.6 Litigation......................................................................................................46
           7.7 Certain Employee Benefits.......................................................................................46
           7.8 Satisfaction of Conditions Precedent............................................................................47
           7.9 Blue Sky Laws...................................................................................................47
           7.10 Nasdaq Listing.................................................................................................47
           7.11 Board Representation...........................................................................................47
           7.12 Bridge Loan....................................................................................................47
           7.13 Section 16.....................................................................................................48
           7.14 Director and Officer Insurance.................................................................................48
           7.15 Necessary Consents.............................................................................................48
           7.16 Director and Officer Indemnification...........................................................................48
           7.17 No Solicitation................................................................................................48

ARTICLE 8 CLOSING MATTERS......................................................................................................49
           8.1 The Closing.....................................................................................................49
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           8.2 Exchange of Certificates........................................................................................49
           8.3 Dissenting Shares...............................................................................................51
           8.4 Employee Plans..................................................................................................52

ARTICLE 9 CONDITIONS TO OBLIGATIONS OF SERVICESOFT.............................................................................52
           9.1 Accuracy of Representations and Warranties......................................................................52
           9.2 Covenants.......................................................................................................52
           9.3 Absence of Material Adverse Effect..............................................................................52
           9.4 Compliance with Law.............................................................................................52
           9.5 Government Consents.............................................................................................52
           9.6 Form S-4........................................................................................................52
           9.7 Requisite Approvals.............................................................................................53
           9.8 Opinion of Broadbase's Counsel..................................................................................53
           9.9 Hart-Scott Rodino Compliance....................................................................................53
           9.10 Election of Servicesoft Designees to the Board of Directors of Broadbase.......................................53
           9.11 Absence of Litigation..........................................................................................53

ARTICLE 10 CONDITIONS TO OBLIGATIONS OF BROADBASE..............................................................................53
           10.1 Accuracy of Representations and Warranties.....................................................................53
           10.2 Covenants......................................................................................................53
           10.3 Absence of Material Adverse Effect.............................................................................53
           10.4 Compliance with Law............................................................................................54
           10.5 Government Consents............................................................................................54
           10.6 Form S-4.......................................................................................................54
           10.7 Requisite Approvals............................................................................................54
           10.8 Conversion of Preferred Stock..................................................................................54
           10.9 Exercise or Redemption of Warrants.............................................................................54
           10.10 Termination of Rights.........................................................................................54
           10.11 Third-Party Consents; Assignments; Other Documents............................................................54
           10.12 Dissenting Shares.............................................................................................54
           10.13 Resignations..................................................................................................54
           10.14 Escrow Agreement..............................................................................................54
           10.15 Opinion of Servicesoft's Counsel..............................................................................55
           10.16 Hart-Scott-Rodino Compliance..................................................................................55
           10.17 Affiliates Letter.............................................................................................55

ARTICLE 11 TERMINATION OF AGREEMENT............................................................................................55
           11.1 Right to Terminate.............................................................................................55
           11.2 Termination Procedures.........................................................................................56
           11.3 Continuing Obligations.........................................................................................56
           11.4 Termination Fee................................................................................................56

ARTICLE 12 SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS.....................................57
           12.1 Survival of Representations....................................................................................57
           12.2 Agreement to Indemnify.........................................................................................57
           12.3 Limitations on Liability; Exceptions...........................................................................58
           12.4 Survival of Claims.............................................................................................58
           12.5 No Indemnity for Corporate Agents..............................................................................58
           12.6 Servicesoft Stockholders' Representative.......................................................................59
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
ARTICLE 13 MISCELLANEOUS.......................................................................................................61
           13.1 Entire Agreement...............................................................................................61
           13.2 Assignment; Binding Upon Successors and Assigns................................................................61
           13.3 No Third Party Beneficiaries...................................................................................61
           13.4 No Joint Venture...............................................................................................61
           13.5 Construction of Agreement......................................................................................61
           13.6 Severability...................................................................................................61
           13.7 Section Headings...............................................................................................61
           13.8 Amendment, Extension and Waivers...............................................................................61
           13.9 Governing Law..................................................................................................62
           13.10 Dispute Resolution............................................................................................62
           13.11 Other Remedies................................................................................................62
           13.12 Notices.......................................................................................................62
           13.13 Time is of the Essence........................................................................................63
           13.14 Effect of Disclosure Letters..................................................................................64
           13.15 Counterparts..................................................................................................64
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                          AGREEMENT AND PLAN OF MERGER

       THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is entered into as of
September 18, 2000, by and among Broadbase Software, Inc., a Delaware corporation ("BROADBASE"), Servicesoft, Inc., a Delaware corporation
("SERVICESOFT"), and Soldier Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Broadbase ("NEWCO").

                                    RECITALS

       A. The parties intend that, on the terms and subject to the conditions of this Agreement, Newco will merge with and into Servicesoft in a reverse triangular merger (the "MERGER"), with Servicesoft to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and a Certificate of Merger substantially in the form of Exhibit A
(the "CERTIFICATE OF MERGER") and the applicable provisions of the laws of the State of Delaware. Upon the effectiveness of the Merger, all the outstanding capital stock of Servicesoft ("SERVICESOFT STOCK") will be converted into capital stock of Broadbase, and Broadbase will assume all outstanding options to purchase shares of capital stock of Servicesoft, as provided in this Agreement and the Certificate of Merger.

       B. The Boards of Directors of Broadbase, Servicesoft and Newco have determined that the Merger is in the best interests of, their respective companies and stockholders, have approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and, accordingly, have agreed to effect the Merger provided for herein upon the terms and subject to the conditions of this Agreement.

       C. Concurrently with the execution of this Agreement, and as a condition and inducement for the parties' willingness to enter into this
Agreement: (i) all executive officers and directors of each of Broadbase and Servicesoft, and each of the stockholders of Servicesoft and Broadbase listed on
Schedule 1 are entering into a Voting Agreement and Irrevocable Proxy in substantially the form attached hereto as Exhibit B (the "VOTING AGREEMENT"), pursuant to which such officers and directors of Broadbase and Servicesoft and such stockholders of Broadbase and Servicesoft will agree irrevocably to vote all shares of Broadbase or Servicesoft capital stock, as applicable, beneficially owned by such stockholders, in favor of the Merger and the transactions contemplated by the Merger, and (ii) each of the employees of Servicesoft listed on Schedule 2 shall have executed and delivered to Broadbase an employment and non-competition agreement in substantially the form attached hereto as Exhibit C (the "EMPLOYMENT AGREEMENT"), to be effective upon the "Effective Time" (as defined in Section 2.1).

       D. Following the execution of this Agreement, Broadbase will advance to Servicesoft, on an as-needed basis, bridge loans of up to an aggregate of $15 million for the purpose of financing operating expenses incurred in the ordinary course of business, pursuant to the terms set forth in the form of convertible promissory note attached hereto as Exhibit D.

       E. Prior to the "Closing Date" (as defined in Section 8.1), and as a condition and inducement to Broadbase's willingness to enter into this Agreement, Broadbase and the "Representative" (as defined in Section 2.2(d)) shall execute and deliver an Escrow Agreement in substantially the form attached hereto as Exhibit E (the "ESCROW AGREEMENT"), to be effective upon consummation of the Merger, pursuant to which certain shares of Broadbase common stock issued in the Merger will be withheld by Broadbase and deposited in escrow as security for the indemnification obligations provided for in Article 12.

       F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.



       In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

       1.     DEFINITIONS OF CERTAIN TERMS

              "ACQUISITION" means any transaction or series of related transactions (i) that results in the holders of record of an entity's capital stock immediately prior to such transaction or transactions holding less than fifty percent (50%) of the voting power of such entity immediately after such transaction or transactions, including the acquisition of such entity by another entity and any reorganization (other than a reincorporation of such entity under the laws of the state of Delaware), merger, consolidation or share exchange, or
(ii) that results in the sale of all or substantially all of the assets of such entity.

              "ANCILLARY AGREEMENTS" means either of or both the "Servicesoft Ancillary Agreements" and the "Broadbase Ancillary Agreements" as the context requires.

              "BROADBASE ANCILLARY AGREEMENTS" has the meaning set forth in
Section 5.3(a).

              "BROADBASE DISCLOSURE LETTER" means that disclosure letter dated as of the date hereof and provided by Broadbase and Newco to Servicesoft simultaneously with the execution and delivery of this Agreement.

              "BROADBASE OPTION" has the meaning set forth in Section
2.1(a)(iii).

              "BROADBASE STOCKHOLDER" means a holder of shares of Broadbase's capital stock, including Broadbase common stock.

              "CONTRACT" means, with respect to any person, any written or oral agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, purchase order, work order, commitment, covenant, obligation, promise or undertaking of any nature to which such person is a party or by which its properties or assets may be bound.

              "CONVERSION RATIO" means the ratio of Exchange Shares into which each share of Servicesoft Common Stock shall be converted pursuant to Section 2.1(a).

              "ESCROW AGENT" has the meaning set forth in Section 2.2(a).

              "ESCROW PERIOD" means that time period beginning at the Effective Time and ending at 12:01 a.m. on the first anniversary of the Closing Date.

              "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

              "EXCHANGE SHARES" means the shares of Broadbase common stock to be issued to Servicesoft Stockholders in the Merger pursuant to Section 2.1.

              "GAAP" means U.S. generally accepted accounting principles, applied on a consistent basis.

              "HSR ACT" has the meaning set forth in Section 2.5.

              "KNOWLEDGE" when used with respect to any entity, means the actual knowledge of the executive officers of such entity, after due inquiry. For these purposes, "executive officer" will include the president, chief executive officer, chief financial officer, any managing director, any vice president, and the general counsel of such entity.

              "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, circumstance or effect that is materially adverse to the business, employees, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, unless such entity can sustain the burden of proving that any such change, event, circumstance or effect results from (i) changes in general economic conditions, or (ii) changes affecting the industry generally in which the entity operates which do not affect such entity disproportionately.

              "SERVICESOFT ANCILLARY AGREEMENTS" has the meaning set forth in
Section 4.4(a).

              "SERVICESOFT CANADA" means Servicesoft Technologies Canada, a corporation organized under the laws of Canada.

              "SERVICESOFT CANADA COMMON STOCK" means the shares of common stock of Servicesoft Canada which are exchangeable on a one-for-one basis into shares of Servicesoft Common Stock.

              "SERVICESOFT CANADA PREFERRED STOCK" means the shares of preferred stock of Servicesoft Canada which are exchangeable on a one-for-one basis into shares of Servicesoft Series H Preferred Stock.

              "SERVICESOFT COMMON STOCK" means the shares of common stock of Servicesoft, par value $.01 per share.

              "SERVICESOFT CONTRACT" means any Contract: (a) to which Servicesoft is a party; or (b) by which Servicesoft or any of its assets is bound or subject to any obligation.

              "SERVICESOFT DISCLOSURE LETTER" means that disclosure letter dated as of the date hereof and provided by Servicesoft to Broadbase and Newco simultaneously with the execution and delivery of this Agreement.

              "SERVICESOFT OPTION" has the meaning set forth in Section 4.3(b).

              "SERVICESOFT PREFERRED STOCK" means the shares of Series H Convertible Preferred Stock of Servicesoft, par value $.01, shares of Series I Convertible Preferred Stock of Servicesoft, par value $.01, shares of Series J Convertible Preferred Stock of Servicesoft, par value $.01, one share of Series X Special Voting Preferred Stock, par value $.01, and one share of Series Y Special Voting Preferred Stock, par value $.01.

              "SERVICESOFT SERIES H PREFERRED STOCK" means the shares of Series H Convertible Preferred Stock of Servicesoft, par value $.01.

              "SERVICESOFT STOCKHOLDER" means a holder of shares of Servicesoft's capital stock, including Servicesoft common stock.

              "SERVICESOFT WARRANT" has the meaning set forth in Section 4.3(b).

              "SECURITIES ACT" means the Securities Act of 1933, as amended.

              "SEC" means the Securities and Exchange Commission.

       2.     PLAN OF MERGER

              2.1 The Merger. The Certificate of Merger will be filed with the Secretary of State of the State of Delaware as soon as practicable after the "Closing" (as defined in Section 8.1). The effective time of the Merger (the "EFFECTIVE TIME") shall be the time of filing of the Certificate of Merger unless otherwise specified in the Certificate of Merger. On the terms and subject to the conditions of this Agreement and the Certificate of Merger, at the Effective Time, Newco will be merged with and into Servicesoft (such remaining entity, as appropriate, the "SURVIVING CORPORATION") in a statutory merger pursuant to the Certificate of Merger and in accordance with applicable provisions of Delaware Law as follows:



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                     (a)    Conversion of Servicesoft Securities.

                            (i)    Conversion of Servicesoft Shares. On the
terms and subject to the conditions of this Agreement, at the Effective Time,
(i) each share of Servicesoft Common Stock and Servicesoft Preferred Stock that is issued and outstanding immediately prior to the Effective Time, including shares of Servicesoft Common Stock or Servicesoft Preferred Stock issued or issuable upon the exchange of Servicesoft Canada Common Stock and Servicesoft Canada Preferred Stock, but excluding any Dissenting Shares (as defined in
Section 2.1(a)(ii)) and any shares of Servicesoft Series X Preferred Stock and Servicesoft Series Y Preferred Stock, will, by virtue of the Merger and at the Effective Time without further action on the part of any holder thereof (except as expressly provided herein) be converted into and represent the right to receive 1.4404 Exchange Shares and (ii) each share of Servicesoft Series X Preferred Stock and Servicesoft Series Y Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be redeemed for a redemption price of $1.00.

                            (ii)   Dissenting Shares. Holders of shares of
Servicesoft's capital stock who have duly complied with all requirements for perfecting stockholders' rights of appraisal, as set forth in Section 262 of the Delaware General Corporation Law ("DELAWARE LAW"), shall be entitled to their rights under the Delaware Law with respect to such shares ("DISSENTING SHARES").

                            (iii) Assumption and Conversion of Servicesoft Options and Restricted Stock.

                                   (A)    Effective at the Effective Time,

   Broadbase will assume all outstanding Servicesoft Options, and each of the Servicesoft Options shall by its terms be converted into an option to purchase that number of shares of Broadbase common stock (a "BROADBASE OPTION") which equals the number of shares of Servicesoft Common Stock issuable pursuant to such Servicesoft Option immediately prior to the Effective Time, multiplied by the Conversion Ratio, rounded down to the nearest whole share. The per share exercise price for each Broadbase Option will equal the per share exercise price of each such Servicesoft Option immediately prior to the Effective Time divided by the Conversion Ratio, rounded up to the nearest whole cent. No cash will be paid in lieu of fractional shares which are rounded down pursuant to this Section 2.1(a)(iii)
   (A). No Broadbase Options or Exchange Shares shall be issued with respect to Servicesoft Options that are canceled subsequent to the date of this Agreement and prior to the Effective Time.

                                   (B)    Continuation Of Vesting And
   Repurchase Rights. If any shares of capital stock of Servicesoft ("SERVICESOFT CAPITAL STOCK") that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by Servicesoft, upon any termination of a stockholder's employment, directorship or other relationship with Servicesoft (and/or any affiliate of Servicesoft), as the case may be, under the terms of any restricted stock purchase agreement or other agreement with Servicesoft, then the Exchange Shares issued upon the conversion of such shares of Servicesoft Capital Stock in the Merger will, subject to compliance with applicable laws, continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such Exchange Shares may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Servicesoft shall take all actions that may be necessary to ensure that, from and after the Effective Time, Broadbase is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.


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

                                   (C)    Terms of Assumption of Stock Options
   and Restricted Stock; Vesting. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms of each Broadbase Option will be the same in all material respects as the corresponding Servicesoft Option, and no material number of options or shares of restricted stock will be accelerated as a result of the Merger, or actual or constructive termination of employment following the Merger, except as set forth in Item 2.1(a)(iii)(C) of the Servicesoft Disclosure Letter. Except as set forth in Item 2.1(a)(iii)(C) of the Servicesoft Disclosure Letter, no vesting of shares subject to Servicesoft Options, warrants or restricted stock will be accelerated as a result of the Merger or any event associated with the Merger and if any holder of Servicesoft Options, warrants or restricted stock has acceleration provisions that would be triggered by the Merger or any event associated with the Merger, Servicesoft shall cause each such holder to waive such acceleration provisions except for those Servicesoft Options, warrants and restricted stock listed in Item 2.1(a)(iii)(C) of the Servicesoft Disclosure Letter. Continuous employment with Servicesoft will be credited to holders of Broadbase Options received upon exchange of Servicesoft Options pursuant to Section 2.1(a)(iii)(A) for purposes of determining the vesting of such Broadbase Options from and after the Effective Time.

                         (iv)   Servicesoft Warrants and Preferred Stock.

                                   (A)    Assumption and Conversion of

   Servicesoft Warrants. Effective at the Effective Time, Broadbase will assume all outstanding Servicesoft Warrants (as defined in Section 4.3(b)), and each of the Servicesoft Warrants shall by its terms be converted into a warrant to purchase that number of shares of Broadbase common stock (a "BROADBASE WARRANT") which equals the number of shares of Servicesoft Common Stock issuable pursuant to such Servicesoft Warrant immediately prior to the Effective Time, multiplied by the Conversion Ratio, rounded down to the nearest whole share. The per share exercise price for each Broadbase Warrant will equal the per share exercise price of each such Servicesoft Warrant immediately prior to the Effective Time divided by the Conversion Ratio, rounded up to the nearest whole cent. No cash will be paid in lieu of fractional shares which are rounded down pursuant to this Section 2.1(a)(iv). No Broadbase Warrants or Exchange Shares shall be issued with respect to Servicesoft Warrants that are canceled subsequent to the date of this Agreement and prior to the Effective Time.

                                   (B)    Preferred Stock. Prior to the Closing,
   Servicesoft shall use all reasonable efforts to cause each holder of shares of Servicesoft Preferred Stock to convert such shares of Servicesoft Preferred Stock, effective as of and contingent upon the consummation of the Merger, into Servicesoft Common Stock in accordance with the terms of the applicable instruments and agreements governing such Servicesoft Preferred Stock.



                            (v)    Adjustment for Capital Changes. If prior to
   the Merger, Broadbase or Servicesoft(A) recapitalizes either through a split-up of the outstanding shares of Broadbase or Servicesoft capital stock into a greater number, or through a combination of such outstanding shares into a lesser number, (B) reorganizes, reclassifies or otherwise changes such outstanding shares into the same or a different number of shares of other classes or into securities of another company (other than through a split-up or combination of shares provided for in the previous clause), or (C) declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the calculation of the Conversion Ratio and the Escrow Shares (as defined in Section 2.2(b)) will be adjusted appropriately so as to maintain the proportionate interests of the Servicesoft Stockholders and the holders of shares of Broadbase capital stock at the time of such recapitalization.


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

                            (vi)   Fractional Shares. No fractional shares of
Broadbase common stock will be issued in connection with the Merger. However, in lieu thereof, each Servicesoft Stockholder who would otherwise be entitled to receive a fraction of a share of Broadbase common stock (excluding with respect to Servicesoft Options) will receive from Broadbase, together with the Exchange Shares to be delivered to such Servicesoft Stockholder, pursuant to Section 8.2(a)(i), an amount of cash equal to the product obtained by multiplying (A) the closing price of a share of Broadbase common stock on the Nasdaq National Market on the last trading day before the Effective Time by (B) the fraction of a share of Broadbase common stock that such holder would otherwise have been entitled to receive.

                     (b) Effects of the Merger. At the Effective Time: (i) Newco will merge with and into Servicesoft, Servicesoft will be the Surviving Corporation pursuant to the terms of the Certificate of Merger and the separate existence of Newco will thereupon cease; (ii) each share of Servicesoft Common Stock and each Servicesoft Option outstanding immediately prior to the Effective Time will be converted as provided in this Section 2.1, subject to the escrow provisions of Section 2.2; (iii) each share of common stock of Newco that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Newco, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Newco common stock are so converted shall be the only shares of Servicesoft Common Stock that are issued and outstanding immediately after the Effective
Time); (iv) the certificate of incorporation and bylaws of Servicesoft shall be amended and restated to contain provisions in substantially the form set forth in the certificate of incorporation and bylaws of Newco; (v) the sole director and officers of Newco immediately prior to the Effective Time will become the sole director and officers of the Surviving Corporation; (vi) each share of Servicesoft's capital stock held by Servicesoft or owned by Newco, Broadbase or any direct or indirect wholly-owned subsidiary of Servicesoft or of Broadbase immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof; and (vii) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

              2.2    Escrow

                     (a) Escrow Agent. State Street Bank and Trust Company of California, N.A., or such other escrow agent selected by Broadbase prior to the Closing and reasonably acceptable to Servicesoft (the "ESCROW AGENT") shall hold, release and perform other tasks related to the Escrow Shares pursuant to the provisions of the Escrow Agreement.

                     (b) Escrow Shares. Broadbase shall withhold from the number of Exchange Shares to be issued to each Servicesoft Stockholder pursuant to Section 2.1(a)(i), upon surrender of such Stockholder's Servicesoft Certificates, that number of Exchange Shares equal to ten percent (10%) of the Exchange Shares to be issued to such Servicesoft Stockholder pursuant to Section 2.1(a)(i), rounded to the nearest whole share (collectively, the "ESCROW SHARES"). As soon as practicable after the Effective Time, and in accordance with the provisions of the Escrow Agreement, Broadbase will deposit with the Escrow Agent certificates representing the Escrow Shares, issued in the name of each Servicesoft Stockholder according to the number of Escrow Shares withheld from such Servicesoft Stockholder hereunder, together with related stock transfer powers.

                     For the purposes of this Agreement and the Escrow Agreement, Escrow Shares will be deemed to have a per share value equal to the average of the closing prices of Broadbase Common Stock for the 10 trading days ending 2 trading days prior to the Closing (provided that such price shall be subject to adjustment to reflect any capital change in Broadbase of the type referred to in Section 2.1(a)(v), whether occurring at or after the Effective Time, and Broadbase shall promptly provide the Escrow Agent with written notice of such capital change) as provided in the Escrow Agreement.

                     (c) Escrow Period. The Escrow Agent will hold the Escrow Shares and any dividends and distributions on the Escrow Shares as collateral for Servicesoft's indemnification obligations, and shall release such Escrow Shares and any dividends or distributions thereon in accordance with the terms of the Escrow Agreement and Article 12.

                     (d) Consent to Escrow Agreement. In the event that the Merger is approved by the Servicesoft Stockholders as provided herein, the Servicesoft Stockholders shall, without any further act of any Servicesoft Stockholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral for Servicesoft's indemnification obligations under
Article 12 in the manner set forth in the Escrow Agreement, (ii) the appointment of Mark Skapinker as the representative of the Servicesoft Stockholders (the "REPRESENTATIVE") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Servicesoft Stockholder (other than holders of Dissenting Shares), and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him under the Escrow Agreement (including, without limitation, exercising the power to: authorize delivery to Broadbase of Escrow Shares in satisfaction of claims by Broadbase; agreeing to, negotiating, entering into settlements and compromises of and demanding arbitration and complying with orders of courts and awards of arbitrators with respect to such claims; resolving any claim made pursuant to
Section 12.2; and taking all actions necessary in the judgment of the Representative for the accomplishment of the foregoing) and (iii) to all of the other terms, conditions and limitations in the Escrow Agreement.

              2.3    Securities Law Compliance.

                     (a) Issuance of Exchange Shares in Exchange for Servicesoft Common Stock. The offer, sale and issuance of the Exchange Shares to be issued in the Merger shall be registered under the Securities Act on Form S-4 promulgated thereunder. As promptly as practicable after the date of this Agreement, Broadbase and Servicesoft shall prepare and file with the SEC a Form S-4 registration statement (the "FORM S-4") together with the prospectus/proxy statement included therein (the "PROSPECTUS/PROXY STATEMENT") and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. Each of Broadbase and Servicesoft shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Broadbase shall also take any action required to be taken under any applicable state securities or "Blue Sky" laws in connection with the issuance of the Exchange Shares in the Merger. Servicesoft shall furnish to Broadbase all information concerning Servicesoft and the Servicesoft Stockholders as may be reasonably requested in connection with any action contemplated by this Section 2.3(a). Broadbase shall furnish to Servicesoft all information concerning Broadbase as may be reasonably requested in connection with any action contemplated by this Section 2.3(a).

                     (b) Issuance of Exchange Shares Pursuant to Exercises of Exchange Options. Broadbase shall cause the Exchange Shares that are issuable upon exercise of the Broadbase Options to be registered under the Securities Act on Form S-8 or any other applicable form within 15 days after the Closing Date. Broadbase will use reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses incorporated therein) so long as the Broadbase Options (or shares issued upon exercise thereof) remain outstanding.

                     (c) Resale of Exchange Shares. Holders of Exchange Shares will be wholly responsible for compliance with all federal and state securities laws regarding the sale, transfer or other disposition of such shares.

              2.4    Tax and Accounting Aspects of the Merger.

                     (a) Tax Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of

Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                     (b) Accounting Treatment. The parties intend that the Merger be treated as a "purchase" for accounting purposes.

              2.5 Antitrust. Each of Broadbase and Servicesoft will promptly prepare and file the applicable notices (if any) required to be filed by it under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), and comply promptly with any requests to it from the Federal Trade Commission or United States Department of Justice for additional information.

              2.6 Further Assurances. Servicesoft agrees that if, at any time before or after the Effective Time, Broadbase considers or is advised that any further deeds, assignments or assurances are reasonably deemed necessary or desirable by Broadbase to vest, perfect or confirm in Broadbase title to any property or rights of Servicesoft or the Surviving Corporation as provided herein, Broadbase, the Surviving Corporation and their respective proper officers and directors are hereby authorized by Servicesoft to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or reasonably deemed by Broadbase to be desirable to vest, perfect or confirm title to such property or rights in Broadbase and otherwise to carry out the purpose of this Agreement, in the name of Servicesoft or otherwise. The officers and directors of Broadbase, Servicesoft, and the Surviving Corporation will take all such other lawful and necessary or desirable action to carry out the purposes of this Agreement.

       3.     ADDITIONAL AGREEMENTS

              3.1 Public Announcement. Broadbase and Servicesoft will issue a press release approved by both parties announcing the Merger as soon as practicable following the execution of this Agreement. Thereafter, Broadbase and Servicesoft may issue such press releases, and make such other disclosures regarding the Merger, as they determine are required under applicable securities laws or regulatory rules provided that such press releases or other disclosures regarding the Merger shall not be made without the prior consent and approval of both parties with respect to the content of such releases and disclosures and with respect to the decision to release such press releases or disclosures. Servicesoft will take all reasonable precautions to prevent any trading in the securities of Broadbase by officers, directors, employees and agents of Servicesoft, having knowledge of any material information regarding Broadbase provided hereunder, including, without limitation, the existence of the transactions contemplated by this Agreement until the information in question has been publicly disclosed.

              3.2 Fees and Expenses. Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby. Any such fees and expenses of Servicesoft in excess of $500,000, excluding the fees and expenses of investment bankers, ("EXCESS EXPENSES"), shall be paid by the Servicesoft Stockholders. All other fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Broadbase and Servicesoft shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Form S-4 (including financial statements and exhibits) and any amendments or supplements thereto) and the Proxy Statement/Prospectus (including any preliminary materials related thereto).

              3.3 Resale Restrictions. No "Servicesoft Affiliate" (as such term is defined in Section 6.15) will, directly or indirectly, sell, transfer, exchange, pledge or otherwise dispose of, or in any other way reduce such Servicesoft Stockholder's risk of ownership or investment in, or make any offer or enter into any agreement relating to any of the foregoing with respect to any shares of the capital stock of Broadbase (including, without limitation, the Exchange Shares and any additional shares of capital stock of Broadbase acquired by such Servicesoft Stockholder, whether upon exercise of a stock option or otherwise), or any option or other right to purchase any shares of capital stock of Broadbase, during the period beginning on the date of this Agreement and ending on the date that is 90 days after the Closing Date. Notwithstanding the foregoing, in the event Broadbase enters into an agreement with respect to a Broadbase Acquisition (as such term is defined in Section 7.2(g)), the restrictions described in the previous sentence shall terminate on the date that is two days after the record date for a Broadbase stockholders' meeting to consider such Broadbase Acquisition, except with respect to a Servicesoft Affiliate who is at such time an Affiliate (as defined in the Securities Act) of Broadbase. Any such Servicesoft Affiliate shall be subject to any and all restrictions on transfer that are applicable to all officers, directors and other affiliates of Broadbase, whether by contract or pursuant to Broadbase policy.

              3.4 Integration Matters. Servicesoft and Broadbase will cooperate in good faith to identify and, to the extent practicable, to resolve matters regarding the orderly integration of their respective operations.

       4.     REPRESENTATIONS AND WARRANTIES OF SERVICESOFT

              Except as set forth in the Servicesoft Disclosure Letter delivered to Broadbase and Newco herewith, (which, subject to Section 13.14, shall specifically refer to the Sections of this Agreement to which the specific Items of the Servicesoft Disclosure Letter therein constitute an exception), Servicesoft hereby represents and warrants to Broadbase as follows:

              4.1 Organization and Good Standing. Servicesoft and each Subsidiary (as defined in Section 4.2) is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Servicesoft. Except as set forth on Item 4.1 of the Servicesoft Disclosure Letter, Servicesoft has delivered or made available to Broadbase a true and correct copy of its certificate of incorporation and bylaws and similar governing instruments of each Subsidiary, each as amended to date (collectively, the "SERVICESOFT CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Servicesoft nor any Subsidiary is in violation of any of the provisions of the Servicesoft Charter Documents. Servicesoft has delivered or made available to Broadbase all proposed or considered amendments to the Servicesoft Charter Documents.

              4.2 Subsidiaries and Guarantees. Except for the subsidiaries of Servicesoft listed in Item 4.2 of the Servicesoft Disclosure Letter (collectively the "SUBSIDIARIES" and each a "SUBSIDIARY"), Servicesoft does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity. Neither Servicesoft nor any Subsidiary has agreed or is obligated to make, or is bound by any written agreement, contract, subcontract, lease, letter of intent, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, or benefit plan as in effect as of the date hereof pursuant to which it is required to make any future investment in or capital contribution to any other entity. Neither Servicesoft, nor any Subsidiary, is a general partner of any general partnership, limited partnership or other entity. Item 4.2 of the Servicesoft Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Servicesoft's direct or indirect equity interest therein.

              4.3    Capitalization.

                     (a) Authorized/Outstanding Capital Stock. As of the close of business on September 18, 2000, the authorized capital stock of Servicesoft consists solely of 30,000,000 shares of Servicesoft Common Stock and 16,450,002 shares of Servicesoft Preferred Stock, 8,000,000 of which are designated as Series H Convertible Preferred Stock, 4,450,000 are designated as Series I Convertible Preferred Stock, 4,000,000 are designated as Series J Convertible Preferred Stock, 1 is designated as Series X Special Preferred Stock and 1 is designated as Series Y Special Preferred Stock. As of the date hereof, there are issued and outstanding 4,257,439 shares of Servicesoft Common Stock, 7,364,796 shares of Servicesoft's Series H Preferred Stock (each of which is convertible into one share of Servicesoft common stock), 3,982,271 shares of Servicesoft's Series I Preferred Stock (each of which is convertible into one share of Servicesoft common stock), 3,481,478 shares of Servicesoft's Series J Preferred Stock (each of which is convertible into one share of Servicesoft common stock), 1 share of Servicesoft's Series X Special Preferred Stock, and 1 share of Servicesoft's Series Y Special Preferred Stock. Except as set forth on
Item 4.3(a) of the Servicesoft Disclosure Letter, all issued and outstanding shares of Servicesoft Common Stock and Servicesoft Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights or rights of first refusal by statute, Servicesoft's certificate of incorporation or bylaws, or any agreement or document to which Servicesoft is a party or by which it is bound, and have been offered, issued, sold and delivered by Servicesoft in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. A list of all holders of Servicesoft capital stock and the number of shares held by each as of the date hereof is set forth in Item 4.3(a) of the Servicesoft Disclosure Letter, to be updated as of the Closing Date.

                     (b) Options/Warrants/Rights. As of the close of business on September 18, 2000: (i) options to purchase 4,191,331 shares of Servicesoft Common Stock (the "SERVICESOFT OPTIONS") have been issued and are outstanding;
(ii) warrants to purchase 20,782 shares of Servicesoft Common Stock have been issued and are outstanding; and (iii) warrants to purchase 63,025 shares of Servicesoft Series H Preferred Stock have been issued and are outstanding, (the warrants in (ii) and (iii) are collectively referred to as the "SERVICESOFT WARRANTS"). A list of all holders of Servicesoft Options and Servicesoft Warrants is set forth in Item 4.3(b) of the Servicesoft Disclosure Letter. Item 4.3(b) of the Servicesoft Disclosure Letter lists for each person who holds Servicesoft Options or Servicesoft Warrants, the exercise price for each such Servicesoft Option or Servicesoft Warrant, the number of shares or other securities covered by each such Servicesoft Option or Servicesoft Warrant, the term of exercisability of each such Servicesoft Option or Servicesoft Warrant, the vesting schedule, the extent each such Servicesoft Option or Servicesoft Warrant is vested as of the date hereof and whether the vesting of such Servicesoft Option or Servicesoft Warrant will be accelerated as a result of the Merger or upon any other event. In addition, Item 4.3(b) of the Servicesoft Disclosure Letter lists all holders of shares of Servicesoft restricted stock and for each such person, the number of shares of Servicesoft Restricted Stock held, the terms of Servicesoft's right to repurchase such Servicesoft Restricted Stock, the schedule on which such rights lapse and whether such repurchase rights arise in full or in part as a result of the Merger or upon any other event. Servicesoft has delivered to Broadbase accurate and complete copies of all plans pursuant to which Servicesoft has ever granted stock options or warrants. Except as set forth in Section 4.3(a), this Section 4.3(b) and in Item 4.3(b) of the Servicesoft Disclosure Letter, there is no: (i) outstanding preemptive right, right of first refusal, stock appreciation right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire from Servicesoft or, to Servicesoft's knowledge, from affiliates of Servicesoft, any shares of the capital stock or other securities of Servicesoft; (ii) outstanding security, instrument or obligation issued by Servicesoft or controlled affiliates of Servicesoft, that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Servicesoft; (iii) stockholders' rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Servicesoft or any successor of

Servicesoft is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; (iv) Contract to which Servicesoft is a party relating to the voting or registration of or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to) any shares of Servicesoft Common Stock; (v) liability for dividends accrued but unpaid; or (vi) condition or circumstance, to Servicesoft's knowledge, that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any person to the effect that such person is entitled to acquire or receive any shares of capital stock or other securities of Servicesoft, including but not limited to promises to issue or grant securities of Servicesoft or to recommend to Servicesoft's board of directors to issue or grant securities of Servicesoft.

                     (c) Except as set forth in Item 4.3(c) of the Servicesoft Disclosure Letter, Servicesoft is not under any obligation to register under the Securities Act the resale of any of its presently outstanding securities or any securities that may be subsequently issued.

                     (d) To Servicesoft's knowledge: (i) no Servicesoft Stockholder has claimed any interest in any additional shares of capital stock of Servicesoft, or any options, warrants or other securities of Servicesoft, except for the number of shares of Servicesoft Common Stock or Servicesoft Preferred Stock which such person is shown to be the owner of in Item 4.3(a) and any Servicesoft Options and Servicesoft Warrants which such person is shown to be the owner of in Item 4.3(b); and (ii) no third party who is not listed in
Item 4.3(a) or Item 4.3(b) has made, or has, any claim of entitlement to receive any shares of the capital stock of Servicesoft, any warrants or other rights to acquire any capital stock of Servicesoft or any other securities of Servicesoft.

              4.4    Power, Authorization and Non-Contravention.

                     (a) Servicesoft and each Subsidiary has the corporate power and authority to: (i) carry on its business as now conducted; (ii) own, operate and lease its properties in the manner in which its properties are currently owned, used and leased and in the manner in which its properties are proposed to be owned, used and leased; (iii) perform its obligations under all Servicesoft Contracts, and (iv) enter into and perform its obligations under this Agreement and all agreements to which Servicesoft is or will be a party that are required to be executed pursuant to or in connection with this Agreement (the "SERVICESOFT ANCILLARY AGREEMENTS"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Servicesoft, subject only to the approval and adoption of this Agreement and the approval of the Merger by Servicesoft's stockholders (the "SERVICESOFT STOCKHOLDER APPROVAL") and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of (i) a majority of the outstanding shares of Servicesoft Common Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series X Special Preferred Stock and Series Y Special Voting Preferred Stock, all voting together as a single class, and (ii) a majority of the outstanding shares of Servicesoft Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock and Series Y Special Voting Preferred Stock, all voting together as a single class, is sufficient for the Servicesoft Stockholder Approval, and no other approval of any holder of any securities of Servicesoft is required in connection with the consummation of the transactions contemplated hereby.

                     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY") or other person, is required to be obtained or made by Servicesoft in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Servicesoft is qualified to do business, (ii) the filing of the Form S-4 and Prospectus/Proxy Statement with the SEC, each in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Form S-4, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Servicesoft, Broadbase or the Surviving Corporation or prevent, alter or materially delay the consummation of the Merger or any of the other transactions contemplated hereby.

                     (c) The Servicesoft Stockholders that have executed Voting Agreements collectively own shares of Servicesoft Common Stock and Servicesoft Preferred Stock representing, in the aggregate, voting power sufficient to approve the Merger.

                     (d) This Agreement and the Servicesoft Ancillary Agreements are, or when executed and delivered by Servicesoft and the other parties thereto will be, valid and binding obligations of Servicesoft enforceable against Servicesoft in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) the enforceability of provisions requiring indemnification; provided, however, that the Certificate of Merger and the Servicesoft Ancillary Agreements will not be effective until the earlier of the Effective Time and the date provided for therein.

              4.5 No Violation of Charter Documents, Contracts or Laws. Except as set forth in Item 4.5 of the Servicesoft Disclosure Letter, neither the execution and delivery of this Agreement or any Servicesoft Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (a) any provision of the certificate of incorporation, bylaws or other charter documents of Servicesoft or any Subsidiary, as currently in effect; (b) any material Servicesoft Contract; or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Servicesoft or its assets or properties, or any Subsidiary or its assets or properties. The consummation of the Merger and succession by Broadbase to all material rights, licenses, franchises, leases and agreements of Servicesoft and each Subsidiary will not require the consent of any third party.

              4.6    Documents and Disclosures.

                     (a) Servicesoft has provided to Broadbase, or to counsel for Broadbase, for examination true and complete copies of all documents and information listed in the Servicesoft Disclosure Letter or other exhibits called for by this Agreement, including, without limitation, the following: (i) copies of Servicesoft's certificate of incorporation, bylaws and other charter documents, as currently in effect; (ii) Servicesoft's minute book containing all records of all proceedings, consents, actions and meetings of the Stockholders, the Board of Directors and any committees of the Board of Directors of Servicesoft; (iii) Servicesoft's stock ledger; (iv) all material permits, orders and consents issued by any regulatory agency with respect to Servicesoft; and
(v) to the extent available, all of the foregoing documents and information with respect to the Subsidiaries.

                     (b) The books of account, stock records, minute books and other records of Servicesoft: (i) are in all material respects true and complete and (ii) have been maintained in accordance with reasonable business practices. The books of account of Servicesoft are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets of Servicesoft as required by GAAP. Servicesoft has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP, and (ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of Servicesoft and its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                     (c) Servicesoft has furnished to Broadbase a true and complete copy of each registration statement and other filing filed with the SEC by Servicesoft (collectively, the "SERVICESOFT SEC DOCUMENTS"). Except as set forth in Item 4.6(c) of the Servicesoft Disclosure Letter, as of their respective dates, the Servicesoft SEC Documents: (i) were prepared in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder applicable to such Servicesoft SEC Documents; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Servicesoft SEC Document. Neither Servicesoft, nor any Subsidiary is required to file any forms, reports or other documents with the SEC.

              4.7 Servicesoft Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the registration statement on Form S-1 (Registration Statement No. 333-30476), as amended by Amendment No. 4 thereto, filed with the SEC on August 25, 2000 (the "SERVICESOFT S-1") (such financial statements, the "SERVICESOFT FINANCIAL STATEMENTS"): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presented the consolidated financial position of Servicesoft and its Subsidiaries as at the respective dates thereof and the consolidated results of Servicesoft's and its Subsidiaries' operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. Except as set forth in Item 4.7 of the Servicesoft Disclosure Letter, since Servicesoft's June 30, 2000 balance sheet (the "SERVICESOFT BALANCE SHEET", with June 30, 2000 hereinafter referred to as the "SERVICESOFT BALANCE SHEET DATE") contained in the Servicesoft S-1, neither Servicesoft nor any Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Servicesoft and the Subsidiaries taken as a whole, except for (i) liabilities incurred since the Servicesoft Balance Sheet Date in the ordinary course of business consistent with past practices,
(ii) liabilities incurred pursuant to this Agreement or with the prior written consent of Broadbase, and (iii) contingent liabilities that are not probable and that would not be required under GAAP to be set forth, reserved against or disclosed on a balance sheet. There has been no change in Servicesoft's accounting policies, except as described in the notes to the Servicesoft Financial Statements.

              4.8 Litigation. Except as set forth in Item 4.8 of the Servicesoft Disclosure Letter, there is no action, suit, arbitration, mediation, proceeding, claim or, to Servicesoft's knowledge, investigation pending against Servicesoft or any Subsidiary, nor, to Servicesoft's knowledge, are any of the foregoing threatened against Servicesoft or any Subsidiary before any court, administrative agency or arbitrator that, if determined adversely to Servicesoft or any Subsidiary, may reasonably be expected to have a Material Adverse Effect on Servicesoft. There is no judgment, decree, injunction or ruling of an administrative agency or arbitrator outstanding against Servicesoft or any Subsidiary, except as may reasonably be expected to have a Material Adverse Effect on Servicesoft or any Subsidiary of Servicesoft. To the knowledge of Servicesoft, there is no basis for any person, firm, corporation or entity to assert a claim against Servicesoft or any Subsidiary, or Broadbase as successor in interest to Servicesoft, based upon: (a) ownership or rights to ownership of any shares of Servicesoft common stock or other securities, (b) any rights as a Servicesoft securities holder, including, without limitation, any option, warrant or other right to acquire any Servicesoft securities, any preemptive rights or any rights to notice or to vote, or (c) any rights under any agreement between Servicesoft and any Servicesoft securities holder or former Servicesoft securities holder in such holder's capacity as such. As of the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending as to which Servicesoft has received notice of assertion against Servicesoft, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

              4.9    Taxes.

                     (a) Except as set forth on Item 4.9(a) of the Servicesoft Disclosure Letter, Servicesoft and each Subsidiary has timely filed all federal, state, local and foreign, returns, estimates, information statements and reports ("RETURNS") relating to "Taxes" (as defined below) required to be filed by or on behalf of Servicesoft and each Subsidiary with any "Tax" (as defined below) authority, such Returns are true, correct and complete in all material respects, and Servicesoft and each Subsidiary has paid all Taxes required to be paid, has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid, except to the extent adequate reserves have been established in the Financial Statements or, with respect to taxes that are not yet due on or prior to the date of this Agreement and which have become due thereafter, adequate reserves have been established by Servicesoft prior to the Closing.

                     (b) Servicesoft and each Subsidiary has withheld all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, except such Taxes which are not material to Servicesoft.

                     (c) Except as set forth in Item 4.9(c) of the Servicesoft Disclosure Letter, neither Servicesoft nor any Subsidiary has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, or to the knowledge of Servicesoft, proposed or assessed against Servicesoft or any of its subsidiaries, nor has Servicesoft or any Subsidiary executed any currently effective waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                     (d) Except as set forth in Item 4.9(d) of the Servicesoft Disclosure Letter, no audit or other examination of any Return of Servicesoft or any Subsidiary by any Tax authority is presently in progress, nor has Servicesoft or any Subsidiary been notified of any request for such an audit or other examination.

                     (e) No adjustment relating to any Returns filed by Servicesoft or any Subsidiary has been proposed in writing formally or informally by any Tax authority to Servicesoft or any Subsidiary or any representative thereof.

                     (f) Except as set forth in Item 4.9(f) of the Servicesoft Disclosure Letter, to Servicesoft's knowledge, neither Servicesoft nor any Subsidiary has any liability for unpaid Taxes which has not been accrued for or reserved on the Servicesoft Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the Servicesoft Balance Sheet Date in connection with the operation of the business of Servicesoft and the Subsidiaries in the ordinary course.

                     (g) Except as set forth in Item 4.9 of the Servicesoft Disclosure Letter, there is no agreement, plan or arrangement to which Servicesoft or any Subsidiary is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Servicesoft or any Subsidiary, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the

Servicesoft is a party or by which it is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

                     (h) Neither Servicesoft nor any Subsidiary has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Servicesoft.

                     (i) Neither Servicesoft nor any Subsidiary is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement.

                     (j) Except as may be required as a result of the Merger, Servicesoft and the Subsidiaries have not been required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing Date.

                     (k) None of Servicesoft's or any Subsidiary's assets are Tax exempt use property within the meaning of Section 168(h) of the Code.

                     (l) Servicesoft has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Servicesoft distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

                     For the purposes of this Agreement, "Tax" or "Taxes" refers to (i) any and all federal, state, local and foreign Taxes, assessments and other governmental charges, duties, impositions and liabilities relating to Taxes, including Taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property Taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor entity.

              4.10   Title to Properties.

                     (a) Except as set forth in Item 4.10 to the Servicesoft Disclosure Letter, Servicesoft and each Subsidiary of Servicesoft has good and marketable title to all of its assets as shown on the Servicesoft Balance Sheet, free and clear of all liens, charges or encumbrances (other than mechanics', carriers', workers' and other similar liens arising in the ordinary course of business securing obligations not yet due and payable, liens for Taxes not yet due and payable (all such liens "PERMITTED LIENS") and imperfections in title which do not, individually or in the aggregate, prevent such assets from being used for the purpose for which they are currently being used or otherwise materially impair the operations of Servicesoft). The machinery and equipment included in the assets of Servicesoft and the Subsidiaries is in all material respects in good condition and repair, normal wear and tear excepted. Neither Servicesoft nor any Subsidiary is in violation of any material zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, and Servicesoft has not received any notice of such violation with which it has not complied or had waived.

                     (b) Servicesoft and the Subsidiaries own no real property. All leases of real or personal property to which Servicesoft or any Subsidiary is a party are fully effective and afford Servicesoft or such Subsidiary peaceful and undisturbed possession of the subject matter of the lease. As a result of the transactions contemplated by this Agreement, the Surviving Corporation will obtain a valid ownership or leasehold interest in all personal property that Servicesoft or its Subsidiaries currently own or lease and all real property that Servicesoft or its Subsidiaries currently lease, as of the date of this Agreement, in each case free and clear of all title defects and encumbrances of any kind, except: (i) Permitted Liens and (ii) imperfections in title which do not, individually or in the aggregate, prevent such assets from being used for the purpose for which they are currently being used or otherwise materially impair the operations of Servicesoft.

              4.11 Absence of Certain Changes or Events. Since the Servicesoft Balance Sheet Date, Servicesoft and the Subsidiaries have carried on their business in the ordinary course substantially in accordance with the procedures and practices in effect on the Servicesoft Balance Sheet Date.

                     (a) Except as set forth in Item 4.11(a) of the Servicesoft Disclosure Letter or permitted by the terms of this Agreement, since the Servicesoft Balance Sheet Date there has not been with respect to Servicesoft or any Subsidiary:

                            (i)    any change, circumstance or effect that is or
is reasonably likely to be materially adverse to the business, employees, assets (including intangible assets), capitalization, financial condition, operations or results of operations of Servicesoft and its Subsidiaries, taken as a whole;

                            (ii)   any contingent liability incurred by
Servicesoft or any Subsidiary as guarantor or surety with respect to the obligations of others which exceed in the aggregate $100,000;

                            (iii)  any mortgage, encumbrance or lien placed on
any of the properties of Servicesoft or any Subsidiary except: (A) mechanics', carriers', workers' and other similar liens arising in the ordinary course of business, and (B) liens for current Taxes not yet due and payable;

                            (iv)   any purchase, license, sale or other
disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the property (including Servicesoft IP Rights, as defined in Section 4.12(b)), assets or goodwill of Servicesoft or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice;

                            (v)    any material damage, destruction or loss of
any material property or asset, whether or not covered by insurance;

                            (vi)   any change in the compensation payable or to
become payable to any of Servicesoft's or any Subsidiary's directors, officers, employees or consultants (other than normal raises) for non-officers in connection with promotions or annual performance evaluations, in the ordinary course of business consistent with past practice), or any change or agreement to make any bonus or similar payment or arrangement made to or with any of such directors, officers, employees or consultants, other than normal bonuses granted or committed to be granted prior to the date of this Agreement;

                            (vii)  any material change with respect to the
senior management of Servicesoft or any Subsidiary or the termination of the employment of a material number of employees of Servicesoft and its Subsidiaries; or

                            (viii) any loss of one or more material customers of
Servicesoft or any Subsidiary or such number of such customers which together represent a material amount of business.

                     (b) Except as set forth in Item 4.11(b) or as permitted by the terms of this Agreement, since the Servicesoft Balance Sheet Date neither Servicesoft nor any Subsidiary has:

                            (i)    formed any subsidiary or acquired any equity
interest or other interest in any other entity;

                            (ii)   amended their certificates of incorporation,
bylaws or any other charter document;

                            (iii)  made any payment or discharged any material
lien or liability of Servicesoft or any Subsidiary, which lien or liability was not either (A) shown on the balance sheet as of the Servicesoft Balance Sheet Date included in the Servicesoft Financial Statements or (B) incurred in the ordinary course of business after the Servicesoft Balance Sheet Date;

                            (iv)   incurred any obligation or liability to any
of their officers, directors, stockholders or affiliates, or any loans or advances made to any of its officers, directors, stockholders or affiliates, except normal compensation and expense allowances payable to officers or directors;

                            (v)    sold, issued, granted or authorized the
issuance or grant of: (A) any shares of its capital stock of any class or other security (other than (1) options issued to employees in the ordinary course of business consistent with past practice and identified in Item 4.3(b) of the Servicesoft Disclosure Letter (all of which had been granted as of the date of this Agreement), or (2) pursuant to exercise of outstanding stock options and warrants); (B) any option, call, warrant, obligation, subscription, or other right to acquire any capital stock or any other security, except for stock options described in Section 4.3 or (C) any instrument convertible into or exchangeable for any capital stock or other security; or accelerated the vesting of any outstanding option or other security, except for acceleration provisions that are contained in existing stock option grants (each of which is listed in Item 4.11(b));

                            (vi)   declared, set aside or paid any dividend on,
or made any other distribution in respect of, their capital stock, or made any changes in any rights, preferences, privileges or restrictions of any of their outstanding capital stock;

                            (vii)  effected any split, stock dividend,
combination or recapitalization of their capital stock or any direct or indirect redemption, purchase or other acquisition by Servicesoft or any Subsidiary of their capital stock;

                            (viii) effected or been a party to any transaction
relating to a merger, consolidation, sale of all or substantially all of their assets, or similar transaction; or accepted or otherwise entered into any Acquisition Proposal (as defined in Section 6.7(a));

                            (ix)   executed, amended, relinquished, terminated
or failed to renew any material Contract, lease, transaction or legally binding commitment other than in the ordinary course of its business (nor to Servicesoft's knowledge, has there been any written or oral indication or assertion by the other party thereto of its desire to so amend, relinquish, terminate or not renew any such Contract, lease transaction or legally binding commitment);

                            (x)    deferred the payment of any accounts payable
outside the ordinary course of business or in an amount which is material or any discount, accommodation or other concession made outside the ordinary course of business in order to accelerate or induce the collection of any receivable;

                            (xi)   borrowed any money other than in the ordinary
course of its business, and not in excess of $100,000 in the aggregate;

                            (xii)  been the subject of any pending or, to
Servicesoft's knowledge, threatened labor dispute or claim of unfair labor practices; or

                            (xiii) made or entered into any agreement or
understanding to do any of the foregoing (other than as disclosed in Item 4.11(b)).

              4.12   Intellectual Property.

                     (a) Definition. As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, URLs, copyright, copyright applications, mask work rights, moral rights, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary information, proprietary processes and formulae, databases and data collections, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

                     (b) Ownership of Intellectual Property. Servicesoft and each Subsidiary of Servicesoft owns all right, title and interest in, or has license (sufficient for the conduct of its business as presently conducted), to all Intellectual Property Rights used in or reasonably necessary to the conduct of its business as presently conducted (with such Intellectual Property Rights being hereinafter collectively referred to as the "SERVICESOFT IP RIGHTS"). Except as set forth in Item 4.12(b)(i) of the Servicesoft Disclosure Letter, Servicesoft has the unrestricted, worldwide right to design, develop, use, reproduce, manufacture, sell, license and distribute all of its products and services (such products and services being set forth in Item 4.12(b)(ii) of the Servicesoft Disclosure Letter and hereinafter collectively referred to as the "SERVICESOFT PRODUCTS AND SERVICES") as such Servicesoft Products and Services are currently being designed, developed, used, reproduced, manufactured, sold, licensed and distributed, and the right to use all of its customer and supplier lists. Except as set forth in Item 4.12(b)(iii), neither Servicesoft nor any Subsidiary has granted any reseller, distributor, sales representative, original equipment manufacturer, value added reseller or other third party any right to reproduce, manufacture, sell, license or distribute any of its products or services in any market segment or geographic location. Set forth in Item 4.12(b)(iv) is a true and complete list of all copyright, mask work and trademark registrations and applications and all patents and patent applications for Servicesoft IP Rights owned by Servicesoft or its Subsidiaries. Except for licensed materials pursuant to agreements set forth in Item 4.12(b)(i) of the Servicesoft Disclosure Letter and except for widely available commercial software licensed by Servicesoft from third parties on standard commercial terms, all Servicesoft IP Rights are owned by Servicesoft or its U.S. or Canadian Subsidiaries (or, with respect to customer lists of other Subsidiaries or consulting work product created by other Subsidiaries, such other Subsidiaries). Except as set forth in Item 4.12(b)(i) and Item 4.14 of the Servicesoft Disclosure Letter, Servicesoft has not transferred ownership of or granted any third parties any rights in or with respect to any Servicesoft IP Rights, other than non-exclusive licenses granted in the ordinary course of business. Servicesoft is not aware of any loss, cancellation, termination or expiration of any such registration or patent except as set forth in Item 4.12(b)(v) of the Servicesoft Disclosure Letter. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Servicesoft IP Right, will not cause forfeiture or termination or give rise to a right of forfeiture or termination of any Servicesoft IP Right or materially impair the right of Servicesoft to use, sell or license any Servicesoft IP Right or portion thereof.

                     (c) No Violation of Rights of Others. The business of Servicesoft and each Subsidiary of Servicesoft and the design, development, use, manufacture, sale, license or provision of any Servicesoft Product and Service does not, and will not as a result of the Merger, cause Servicesoft or any Subsidiary of Servicesoft to infringe or violate any of the Intellectual Property Rights of any other person nor will any claim of such infringement or violation after the Effective Date arise from facts prior to the Effective Date; provided that with respect to infringement of patents, the representation in the preceding clause of this sentence only relates to patents known to Servicesoft. Except as set forth in Item 4.12(c) of the Servicesoft Disclosure Letter, neither Servicesoft nor any Subsidiary has received any written or oral claim or notice of infringement or potential infringement of the Intellectual Property Rights of any other person. To the knowledge of Servicesoft, neither Servicesoft nor any Subsidiary is using any confidential information or trade secrets of third party, including, but not limited to, any past or present employees or their respective past employers. There are no royalties, honoraria, fees or other payments payable by Servicesoft or any Subsidiary of Servicesoft to any third party under any written or oral contract or understanding or otherwise by reason of the ownership, use, license, sale, or disposition of any Intellectual Property that is or was Servicesoft IP Rights (other than as set forth in Item 4.12(c) of the Servicesoft Disclosure Letter).

                     (d) Protection of Rights. Servicesoft has taken commercially reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Servicesoft IP Rights. To the knowledge of Servicesoft, there is no material unauthorized use, infringement or misappropriation of any Servicesoft IP Rights by any third party, including, to the knowledge of Servicesoft, any Servicesoft employee or Subsidiary employee. All current Servicesoft and Subsidiary officers, employees and consultants (other than employees and consultants who are not and have not been involved in developing Servicesoft IP Rights or providing services to customers and who have no managerial responsibilities) have executed and delivered to Servicesoft an agreement regarding the protection of proprietary information and the assignment to Servicesoft of all Intellectual Property Rights arising from the services performed for Servicesoft or any Subsidiary by such persons, and Servicesoft made available or has delivered to Broadbase or its counsel copies of all such agreements.

                     (e) Conformity of Products and Services. All software developed by Servicesoft or any Subsidiary and licensed by Servicesoft or any Subsidiary to customers and all other products manufactured, sold, licensed, leased or delivered by Servicesoft or any Subsidiary to customers and all services provided by Servicesoft or any Subsidiary to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers and Servicesoft has no material liability or obligation (and, to Servicesoft's knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Servicesoft giving rise to any material liability or obligation) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor set forth on the Balance Sheet. Servicesoft and its Subsidiaries have no obligations with respect to any product or service to deliver any new or additional functionalities, versions, ports or products, or to perform any additional services, except for (i) maintenance and support obligations incurred in the ordinary course of business and consistent with past practices, made available on substantially similar terms to all customers who have obtained substantially similar products or services, and (ii) future consulting service or license obligations incurred in the ordinary course of business with respect to prior consulting engagements, and not resulting from the failure of any products licensed or sold or services rendered by Servicesoft or its Subsidiaries to comply in a material respect with any applicable commitments, specifications or warranties, and (iii) obligations which are reflected in reserves on the Balance Sheet identified to the future obligation(s) in question. Servicesoft and its Subsidiaries have good commercial working relationships with their customers and suppliers. Servicesoft and each Subsidiary of Servicesoft has taken such actions as are necessary or appropriate to document the software and its operations found in the Servicesoft Products and Services and any software used in the development, compilation, maintenance and support of the Servicesoft Products and Services, such that the materials comprising such software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

       4.13 Compliance with Laws. Servicesoft and each Subsidiary is and will be at the Closing Date in compliance, in all respects material to Servicesoft, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Servicesoft or any Subsidiary, or to the assets, properties and business of Servicesoft or any Subsidiary, including, without limitation:

              (a) all applicable federal and state securities laws and regulations;

              (b) all applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of Servicesoft's or any Subsidiary's owned, leased or licensed real or personal property, products or technical data, (ii) employment or employment practices, terms and conditions of employment, or wages and hours or (iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 4.16), building standards, zoning or other similar matters;

              (c) the Export Administration Act and regulations promulgated thereunder or other laws, regulations, rules, orders, writs, injunctions, judgments or decrees applicable to the export or re-export of controlled commodities or technical data;

              (d)    the Immigration Reform and Control Act; and

              (e) all governmental and nongovernmental regulations related to the operation and use of the Internet.

              Servicesoft and each Subsidiary has received all material permits and approvals from, and has made all material filings with, third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted.

       4.14 Agreements and Commitments. Except as set forth in Item 4.14 of the Servicesoft Disclosure Letter and delivered or made available by Servicesoft to Broadbase herewith, or as listed in Item 4.12 or Item 4.15 as required by
Section 4.12 or Section 4.15, as the case may be, neither Servicesoft nor any Subsidiary is a party or subject to any oral or written executory agreement, obligation or commitment that is material to Servicesoft, its financial condition or business or which is described below, including but not limited to the following:

              (a) Any Contract providing for payments by or to Servicesoft or any Subsidiary in an amount with respect to any single transaction of (i) $200,000 or more in the ordinary course of business or (ii) $100,000 or more not in the ordinary course of business;

              (b) Any contract, license or agreement to which Servicesoft or any Subsidiary is a party (i) with respect to Servicesoft IP Rights licensed or transferred to any third party (other than standard agreements with customers arising in the ordinary course of business consistent with past practice, the forms of which have been delivered to Broadbase or its counsel); and (ii) pursuant to which a third party has licensed or transferred any intellectual property to Servicesoft or any Subsidiary (except for commercially available, non-customized software sold at retail, or sold at less than $5,000 per license or per seat and not embedded in Servicesoft Products and Services or sub-licensed to customers of Servicesoft or its Subsidiaries);

              (c) Any agreement by Servicesoft or any Subsidiary to encumber, transfer or sell any material rights in or with respect to any Servicesoft IP Rights except non-exclusive software licenses;

              (d) Any Contract providing for development of technology for Servicesoft which technology (i) is used or incorporated in any products currently distributed by Servicesoft or any Subsidiary or used in any service provided by Servicesoft or any Subsidiary or (ii) is anticipated to be used or incorporated in any planned products or services of Servicesoft or a Subsidiary, or any Contract that requires Servicesoft to perform specified development work for a third party.

              (e) Any Contract currently in force for hosting, data center, transaction processing or other services related to the Servicesoft website and provision of hosted versions of Servicesoft products and services;

              (f) Any agreement for the sale or lease of real or personal property involving more than $100,000 per year;

              (g) Any dealer, distributor, sales representative, original equipment manufacturer, value added remarketer or other agreement for the distribution of Servicesoft's or its Subsidiary's products or services (other than standard agreements arising in the ordinary course of business consistent with past practice, the forms of which have been delivered to Broadbase or its counsel);

              (h)    Any franchise agreement or financing statement;

              (i)    Any stock redemption or purchase agreement;

              (j) Any joint venture Contract or arrangement or any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other person;

              (k) Any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of Servicesoft or of any Subsidiary incurred or made in the ordinary course of business, and except as disclosed in the Servicesoft Financial Statements;

              (l) Any Contract containing covenants purporting to limit Servicesoft's or any Subsidiary's freedom to compete in any line of business in any geographic area or to sell products or services to a specific entity;


              (m) Any Contract currently in force to provide source code to any third party for any product or technology;

              (n) Any Contract for the employment of any officer, employee or consultant of Servicesoft or any Subsidiary or any other type of Contract or understanding with any officer, employee or consultant of Servicesoft or any Subsidiary that is not immediately terminable by Servicesoft or the Subsidiary without cost or liability;

              (o) Any Contract for consulting or similar services with a term of more than sixty (60) days and which is not terminable without penalty with notice of sixty (60) days or less; or

              (p) any Contract granting most favored nation pricing and/or terms to any customer, licensee, purchaser, reseller, promoter or remarketer of any of Servicesoft or its Subsidiaries' products or services.

              All agreements, obligations and commitments listed in Item 4.12, Item .14, or Item 4.15, as required by Section 4.12, this Section 4.14, or
Section 4.15, as the case may be, are valid and in full force and effect, and except as expressly noted, a true and complete copy of each has been delivered or made available to Broadbase. Except as noted in Item 4.14, neither Servicesoft nor, to the knowledge of Servicesoft, any other party is in material breach of or default under any material term of any such agreement, obligation or commitment. Neither Servicesoft nor any Subsidiary has any liability for renegotiation of government Contracts or sub-Contracts which are material to Servicesoft.

       4.15   Employees.

              (a) General Compliance. Servicesoft and each of the Subsidiaries is in compliance in all material respects with all applicable laws relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and has correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act. Except as set forth in
Item 4.15(a) of the Servicesoft Disclosure Letter, neither Servicesoft nor any Subsidiary has employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state Tax laws, laws applicable to employee benefits and other applicable laws. All Servicesoft or Subsidiary employees are legally permitted to be employed by Servicesoft or the Subsidiary in the United States of America. Servicesoft will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

              (b)    Good Labor Relations. Servicesoft and each of the
Subsidiaries: (i) has never been and is not now subject to a union organizing effort; (ii) is not subject to any collective bargaining agreement with respect to any of its employees; (iii) is not subject to any other Contract with any trade or labor union, employees' association or similar organization; and (iv) has no current labor disputes and has had no material labor disputes or claims of unfair labor practices since December 31, 1999. Servicesoft and the Subsidiaries have good labor relations, and have no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have a Material Adverse Effect on such labor relations. Between January 1, 2000 and the date of this Agreement, to Servicesoft's knowledge, no executive officer of Servicesoft or any of its Subsidiaries, or material number of other employees of Servicesoft or any of its Subsidiaries, has given notice that such employee intends to terminate his or her employment with Servicesoft or any such Subsidiary. As of the date of this Agreement, Servicesoft has no knowledge that any key personnel or other employees intend to leave its or a Subsidiary's employment. There are no controversies pending or, to Servicesoft's knowledge, threatened, between Servicesoft or any Subsidiary and any of their employees that would be reasonably likely to result in Servicesoft incurring any material liability.

              (c) Employee Plans. Item 4.15(c) of the Servicesoft Disclosure Letter identifies: (i) each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and (ii) all other written or formal plans or Contracts involving direct or indirect compensation or benefits (including any employment Contracts entered into between Servicesoft or any Subsidiary and any employee of Servicesoft or any Subsidiary, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by Servicesoft or any Subsidiary under which Servicesoft or any Subsidiary or any ERISA Affiliate (as defined below) has any present or future Liability (collectively, the "SERVICESOFT EMPLOYEE PLANS"). For purposes of this Section 4.15, "ERISA AFFILIATE" shall mean any entity which is a member of: (i) a "controlled group of corporations", as defined in Section 414(b) of the Code; (ii) a group of entities under "common control", as defined in Section 414(c) of the Code; or (iii) an "affiliated service group", as defined in Section 414(m) of the Code, or treasury regulations promulgated under
Section 414(o) of the Code, any of which includes Servicesoft or any Subsidiary. Copies of all Servicesoft Employee Plans (and, if applicable, related trust agreements) and all related documents, amendments and written interpretations (including summary plan descriptions) thereto have been made available to Broadbase or its counsel, together with the two most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Servicesoft Employee Plan. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Servicesoft Employee Plan which is covered by Title I of ERISA which would result in a material liability to Servicesoft, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Servicesoft Employee Plan has or will make Servicesoft, any Subsidiary or any Servicesoft or Subsidiary officer or director subject to any material liability under Title I of ERISA or liability for any material Tax (as defined in Section 4.9) or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA. Except as set forth in
Item 4.15(c) of the Servicesoft Disclosure Letter, no Servicesoft Employee Plans will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. All contributions due from Servicesoft or any Subsidiary with respect to any of the Servicesoft Employee Plans have been made as required under such plans and, to the extent applicable, ERISA, other than contributions accrued in the ordinary course of business consistent with past practice after the Servicesoft Balance Sheet Date as a result of operations of Servicesoft and its Subsidiaries after the Servicesoft Balance Sheet Date, all of which have been paid or will be paid when and as required or, if not required to be made, have been accrued on the Servicesoft Financial Statements. Servicesoft and each of the Subsidiaries has performed in all material respects all obligations required to be performed by it under each Servicesoft Employee Plan, and each Servicesoft Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Servicesoft Employee Plans. All individuals who, pursuant to the terms of any Servicesoft Employee Plans, are entitled to participate in any Servicesoft Employee Plan, currently are participating in such Servicesoft Employee Plan or have been offered an opportunity to do so. No employee of Servicesoft or any of its Subsidiaries, and no person subject to any health plan of Servicesoft or any of its Subsidiaries has made medical claims through such health plan during the 12 months preceding the date hereof for more than $100,000 in the aggregate for which Servicesoft is responsible, or has any catastrophic illness.

              (d) Pension Plans. All Servicesoft Employee Plans which individually or collectively would constitute an "employee pension benefit plan", as defined in Section 3(2) of ERISA (collectively, the "SERVICESOFT PENSION PLANS"), are identified as such in Item 4.15(d) of the Servicesoft Disclosure Letter. Any Servicesoft Pension Plan which is intended to be qualified under Section 401(a) of the Code (a "SERVICESOFT 401(a) PLAN") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part is exempt from Tax pursuant to Section 501(a) of the Code. No Servicesoft Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No Servicesoft Pension Plans are subject to Title IV of ERISA. Servicesoft has delivered to Broadbase or its counsel a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each Servicesoft 401(a) Plan, if any exists.

              (e) Benefit Arrangements. Item 4.15(e) of the Servicesoft Disclosure Letter lists each employment, severance (including all post-employment Liabilities) or other similar Contract or policy and each Contract providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which: (i) is not a Servicesoft Employee Plan; (ii) is entered into, maintained or contributed to by Servicesoft or any Subsidiary; and (iii) covers any employee or former employee or independent contractor or consultant of Servicesoft or any Subsidiary. Such Contracts and policies as are described in this Section 4.15(e) are herein referred to collectively as the "SERVICESOFT BENEFIT ARRANGEMENTS." Each Servicesoft Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Servicesoft Benefit Arrangement. Servicesoft has delivered to Broadbase or its counsel a complete and correct copy or description of each Servicesoft Benefit Arrangement. All individuals who, pursuant to the terms of any Servicesoft Benefit Arrangement, are entitled to participate in any such Servicesoft Benefit Arrangement, are currently participating in such Servicesoft Benefit Arrangement or have been offered an opportunity to do so and have declined.

              (f) Since December 31, 1999, there has been no amendment to, written interpretation or announcement (whether or not written) by Servicesoft or any Subsidiary relating to, or change in employee participation or coverage under, any Servicesoft Employee Plan or Servicesoft Benefit Arrangement that would increase materially the expense of maintaining such Servicesoft Employee Plan or Servicesoft Benefit Arrangement in the future.

              (g) COBRA Compliance. Servicesoft and each of the Subsidiaries has complied in all material respects prior to the date hereof, with the continuation coverage requirements of Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), Sections 601 through 608 of ERISA, the American Civil Disabilities Act of 1990, as amended, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, and no material Tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of Servicesoft or any Subsidiary.

              (h) No Violation of Contracts. To the knowledge of Servicesoft, no Servicesoft or Subsidiary employee or consultant is in violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement, or any other Contract, or any restrictive covenant relating to the right of any such employee to be employed by Servicesoft or any Subsidiary, or to use Intellectual Property Rights of others.

              (i)    Effect of Merger.

                     (i) Except as set forth in Item 4.15(i) of the Servicesoft Disclosure Letter, neither Servicesoft nor any Subsidiary is a party to any Contract or plan with any key personnel of Servicesoft: (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Servicesoft in the nature of any of the transactions contemplated by this Agreement; (B) providing any term of employment or compensation guarantee; or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment.

                     (ii) Other than as set forth in Item 4.15(i) of the Servicesoft Disclosure Letter, neither Servicesoft nor any of its Subsidiaries is a party to any (i) agreement with any of its executive officers or other key employees (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Servicesoft in the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Neither Servicesoft nor any of its Subsidiaries has any obligations to pay any amounts, or provide any benefits, to any former employees or officers, other than as set forth in Item 4.15(i) of the Servicesoft Disclosure Letter.

              (j) List of Current Servicesoft Employees. A list of all current Servicesoft and Subsidiary employees and consultants as of September 18, 2000, and the current compensation of each is set forth in Item 4.15(j) of the Servicesoft Disclosure Letter.

       4.16   Environmental Matters.

              (a) For the purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement, "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under: (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes; or (vii) any other applicable federal, state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

              (b) None of Servicesoft's or any Subsidiary's properties or facilities is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition.

              (c) During the time that Servicesoft or any Subsidiary has owned or leased properties or owned or operated any facilities:

                     (i) neither Servicesoft nor any Subsidiary nor any third party has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials;

                     (ii) there have been no disposals, releases or threatened releases of Hazardous Materials on, from or under such properties or facilities;

                     (iii) no Hazardous Materials have been transported from such premises to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority; and

                     (iv) there has been no litigation, proceeding or administrative action brought, threatened in writing against Servicesoft or any Subsidiary, or any settlement reached by Servicesoft or any Subsidiary with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such premises.

              (d) Servicesoft has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities that may have occurred prior to Servicesoft or a Subsidiary having taken possession of any of such properties or facilities.

       4.17 Certain Transactions and Agreements. To Servicesoft's knowledge, no person who is an officer or director of Servicesoft or any Subsidiary, or a member of any such officer's or director's immediate family:

              (a) has any direct or indirect ownership interest in or any employment or consulting agreement with any firm or corporation that competes with Servicesoft or any Subsidiary, or with Broadbase (except with respect to any interest in less than 2% of the outstanding voting shares of any corporation whose stock is publicly traded);

              (b) is directly or indirectly interested in any Contract with Servicesoft or any Subsidiary, including, but not limited to, any loan arrangements, except for compensation for services as an officer (listed in Item
4.17 of the Servicesoft Disclosure Letter), director or employee of Servicesoft and except for the normal rights of a stockholder or optionholder.

              (c) has any interest in any (i) Servicesoft IP Rights or (ii) property (other than Servicesoft IP Rights) used in the business of Servicesoft or any Subsidiary whether such property is real or personal, tangible or intangible.

              To Servicesoft's knowledge, no Servicesoft or Subsidiary officer or director, or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (i) any entity which purchases from or sells, licenses or furnishes to Servicesoft or any Subsidiary any goods, property, technology or intellectual or other property rights or services, or (ii) any Contract to which Servicesoft or any Subsidiary is a party or by which it may be bound or affected other than with respect to arms-length transactions.

       4.18 Accounts Receivable. The receivables shown on the balance sheet of Servicesoft on the Servicesoft Balance Sheet Date arose in the ordinary course of business consistent with past practice and have been collected or, as of the date of this Agreement, are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the balance sheet of Servicesoft on the Servicesoft Balance Sheet Date. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the past practices of Servicesoft and its Subsidiaries. The receivables of Servicesoft and its Subsidiaries arising after the Servicesoft Balance Sheet Date and prior to the Closing Date arose or will arise in the ordinary course of business consistent with past practice and have been collected or are, as of the date of this Agreement, collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with the past practices of Servicesoft and its Subsidiaries. None of Servicesoft's receivables is subject to any material claim of offset, recoupment, setoff or counter-claim and it has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of receivables are contingent upon the performance by Servicesoft or any of its Subsidiaries of any obligation or contract other than normal warranty repair and replacement and other than products' progress bills in the ordinary course of business consistent with past practice. No person has any lien on any of such receivables (except Permitted Liens) and no agreement for deduction or discount has been made with respect to any of such receivables. Item 4.18 of the Servicesoft Disclosure Letter sets forth as of August 31, 2000, or such other date as specified therein, an aging of accounts receivable of Servicesoft and its Subsidiaries in the aggregate and by customer. There are no accounts receivable which are subject to asserted warranty claims known to Servicesoft made within the last year, including the type and amounts of such claims.

       4.19 Board of Directors, Officers and Key Personnel. Item 4.19 of the Servicesoft Disclosure Letter accurately sets forth, as of the date of this
Agreement: (a) the name and title of each of Servicesoft's officers and its Subsidiaries' officers; (b) the name and title of supervisory, developmental or other key personnel of Servicesoft and its Subsidiaries; and (c) the name and address of each member of Servicesoft's board of directors, except as otherwise indicated thereon, and its Subsidiaries' boards of directors.

       4.20 Insurance. Servicesoft and each Subsidiary maintains, and at all times since its inception has maintained, fire and casualty, workers compensation, general liability, business interruption and product liability insurance (which policies are listed in Item 4.20 of the Servicesoft

Disclosure Letter) which it believes to be reasonably prudent for similarly sized and similarly situated businesses. Item 4.20 sets forth all material claims made under insurance policies since December 31, 1997 and the premiums that apply with respect to such insurance policies as of the date of this Agreement.

       4.21 Voting Arrangements. Except for the Voting Agreements, or as set forth in Item 4.5 of the Servicesoft Disclosure Letter, there are no outstanding stockholder agreements, voting trusts, proxies or other Contracts to which Servicesoft or, to Servicesoft's knowledge, to which any other person or entity is a party, relating to the voting of any shares of Servicesoft's capital stock.

       4.22 Ownership of Shares of Broadbase Capital Stock. Except as set forth in Item 4.22 of the Servicesoft Disclosure Letter, as of the date hereof, neither Servicesoft nor any Subsidiary nor, to Servicesoft's knowledge, any of Servicesoft's affiliates or associates (as such terms are defined under the Exchange Act of 1934): (a) beneficially owns, directly or indirectly; or (b) is party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Broadbase capital stock (except for shares of Broadbase capital stock in the aggregate representing less than 1% of the outstanding shares of Broadbase capital stock).

       4.23 Information Supplied. None of the information supplied or to be supplied by Servicesoft for inclusion in the Form S-4 and the Prospectus/Proxy Statement (both as defined in Section 2.3(a)), at the date such information is supplied, at the time of the meeting of the stockholders of Broadbase to approve the Merger, and at the time of the meeting, or the date of the written consent, of the Servicesoft Stockholders to approve the Merger, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or will, in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

       4.24 Accuracy of Disclosure. The representations and warranties contained in this Agreement, taken together with the Servicesoft Disclosure Letter and any exhibits, schedules, certificates and documents to be delivered by Servicesoft to Broadbase pursuant to this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

  5.   REPRESENTATIONS AND WARRANTIES OF BROADBASE AND NEWCO

       Except as set forth in the Broadbase Disclosure Letter, (which, subject to Section 13.14, shall specifically refer to the Sections of this Agreement to which the specific Items of the Servicesoft Disclosure Letter therein constitute an exception), each of Broadbase and Newco, where applicable, hereby represents and warrants to Servicesoft as follows:

       5.1 Organization and Good Standing. Each of Broadbase and Newco is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Broadbase. Broadbase has delivered or made available to Servicesoft a true and correct copy of its and Newco's certificate of incorporation and bylaws, each as amended to date (collectively, the "BROADBASE CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Broadbase nor Newco is in violation of any of the provisions of the Broadbase Charter Documents. Broadbase has delivered or made available to Servicesoft all proposed or considered amendments to the Broadbase Charter Documents.

       5.2    Capitalization.

              (a) Authorized/Outstanding Capital Stock. As of the close of business on September 11, 2000, the authorized capital stock of Broadbase consisted solely of 90,000,000 shares of Broadbase common stock and 5,000,000 shares of Broadbase preferred stock. As of the close of business on September 11, 2000, there were issued and outstanding 47,887,765 shares of Broadbase common stock and no shares of Broadbase preferred stock. All issued and outstanding shares of Broadbase common stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, Broadbase's certificate of incorporation or bylaws, or any agreement or document to which Broadbase is a party or by which it is bound, and have been offered, issued, sold and delivered by Broadbase in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

              (b) Options/Warrants/Rights. As of the close of business on September 11, 2000, options to purchase 15,023,519 shares of Broadbase common stock ("BROADBASE OPTIONS") had been issued and were outstanding and no Broadbase Warrants to purchase shares of Broadbase common stock were issued and are outstanding as of such date. Between September 11, 2000, and the date of this Agreement, Broadbase has not granted any options or warrants or issued any shares except pursuant to the acquisitions of Panopticon, Inc. and Decisionism, Inc. and as set forth in Item 5.8(b) of the Broadbase Disclosure Letter. A list of all holders of Broadbase Options as of September 11, 2000, is set forth in
Item 5.2(b) of the Broadbase Disclosure Letter. Item 5.2(b) of the Broadbase Disclosure Letter lists for each person who held Broadbase Options as of September 11, 2000, the exercise price for each such Broadbase Option, the number of shares or other securities covered by each such Broadbase Option and the term of exercisability of each such Broadbase Option. Except as set forth in this Section 5.2(b) and in Item 5.2(b) of the Broadbase Disclosure Letter, as of the close of business on September 11, 2000, there is no: (i) outstanding preemptive right, stock appreciation right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire from Broadbase or, to Broadbase's knowledge, from affiliates of Broadbase, any shares of the capital stock or other securities of Broadbase; (ii) outstanding security, instrument or obligation issued by Broadbase or controlled affiliates of Broadbase, that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Broadbase; (iii) Contract under which Broadbase is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; (iv) Contract to which Broadbase is a party relating to the voting or registration of or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to) any shares of Broadbase common stock; (v) liability for dividends accrued but unpaid; or (vi) condition or circumstance, to Broadbase's knowledge, that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any person to the effect that such person is entitled to acquire or receive any shares of capital stock or other securities of Broadbase, including, but not limited to, promises to issue or grant securities of Broadbase or to recommend to Broadbase's board of directors to issue or grant securities of Broadbase. Broadbase is not required to issue any shares of Broadbase common stock or options to acquire shares of Broadbase common stock in connection with its acquisitions of Panopticon, Inc. and Decisionism, Inc. in excess of the amounts set forth in Item 5.2(b) of the Broadbase Disclosure Letter.

              (c) The authorized capital stock of Newco consists of 1,000 shares of common stock, $0.001 par value per share, all of which, as of the date hereof, are issued and outstanding and are held by Broadbase. All of the outstanding shares of Newco's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Newco was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

              (d) The shares of Broadbase common stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable will not be subject to any right of rescission, will not be subject to preemptive rights or rights of first refusal by statute, Broadbase's certificate of incorporation or bylaws, or any agreement or document to which Broadbase is a party or by which it is bound, and will be offered, issued, sold and delivered by Broadbase in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

       5.3    Power, Authorization and Non-Contravention.

              (a) Each of Broadbase and Newco has the corporate power and authority to: (i) carry on its business as now conducted; (ii) own, operate and lease its properties in the manner in which its properties are currently owned, used and leased and in the manner in which its properties are proposed to be owned, used and leased; (iii) perform its obligations under all Contracts to which it is a party, and (iv) enter into and perform its obligations under this Agreement, and all agreements to which Broadbase or Newco is or will be a party that are required to be executed pursuant to this Agreement (the "BROADBASE ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Broadbase Ancillary Agreements have been duly and validly approved and authorized by Broadbase's Board of Directors and Newco's Board of Directors, as applicable. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Broadbase and Newco, subject only to the approval and adoption of this Agreement and the approval of the Merger by Broadbase's stockholders (the "BROADBASE STOCKHOLDER APPROVAL") and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority in interest of the stock present or represented by proxy at a valid meeting of Broadbase's stockholders is sufficient for the Broadbase Stockholder Approval, and no other approval of any holder of any securities of Broadbase is required in connection with the consummation of the transactions contemplated hereby.

              (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Broadbase or Newco in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing with the SEC of the Form S-4, the Form S-8 and the Prospectus/Proxy Statement and a Current Report on Form 8-K with respect to the Merger, each in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Form S-4, (iii) the filing with the Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issued in the Merger, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Broadbase or the Surviving Corporation or prevent, alter or materially delay the consummation of the Merger or any of the other transactions contemplated hereby.

              (c) This Agreement and the Broadbase Ancillary Agreements are, or when executed by Broadbase and Newco (as applicable) and the other parties thereto will be, valid and binding obligations of Broadbase and Newco, enforceable against Broadbase and Newco in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) the enforceability of provisions requiring indemnification; provided, however, that the Certificate of Merger and the Broadbase Ancillary Agreements will not be effective until the earlier of the Effective Time or the date provided for therein.

       5.4 No Violation of Charter Documents, Contracts or Laws. Neither the execution and delivery of this Agreement or any Broadbase Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (a) any provision of the certificate of incorporation, bylaws or other charter documents of Broadbase or Newco, as currently in effect; (b) any material Broadbase Contract; or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Broadbase or its assets or properties. The consummation of the Merger and succession by Broadbase to all rights, licenses, franchises, leases and agreements of Broadbase will not require the consent of any third party, and will not have a Material Adverse Effect on Broadbase or the Surviving Corporation.

       5.5    SEC Filings.

              (a) Broadbase has filed all forms, reports and documents required to be filed by Broadbase with the SEC since the effective date of the registration statement of Broadbase's initial public offering, and has made available to Servicesoft such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Broadbase may file subsequent to the date hereof) are referred to herein as the "BROADBASE SEC DOCUMENTS." As of their respective dates, the Broadbase SEC
Documents: (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Broadbase SEC Documents; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Broadbase SEC Document. None of Broadbase's subsidiaries is required to file any forms, reports or other documents with the SEC.

       5.6 Broadbase Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Broadbase SEC Documents (the "BROADBASE FINANCIAL STATEMENTS"), including any Broadbase SEC Documents filed after the date hereof until the Closing: (i) complied (or will comply as of their dates in the case of Broadbase SEC Documents filed after the date of this Agreement) as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared (or will be prepared in the case of Broadbase SEC Documents prepared after the date of this Agreement) in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented the consolidated financial position of Broadbase and its subsidiaries as at the respective dates thereof and the consolidated results of Broadbase's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Broadbase contained in the Broadbase SEC Documents as of June 30, 2000 is hereinafter referred to as the "BROADBASE BALANCE SHEET", with June 30, 2000 hereinafter referred to as the Broadbase Balance Sheet Date. Except as disclosed in the Broadbase Financial Statements, since the date of the Broadbase Balance Sheet neither Broadbase nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Broadbase and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Broadbase Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement. There has been no change in Broadbase's accounting policies, except as described in the notes to the Broadbase Financial Statements.

       5.7 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or, to Broadbase's knowledge, investigation pending, nor, to Broadbase's knowledge, are any of the foregoing threatened against Broadbase or Newco before any court, administrative agency or arbitrator that, if determined adversely to Broadbase or Newco, may reasonably be expected to have a Material Adverse Effect on Broadbase or Newco. There is no judgment, decree, injunction or ruling of an administrative agency or arbitrator outstanding against Broadbase or Newco, except as may reasonably be expected to have a Material Adverse Effect on Broadbase or Newco. As of the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending as to which Broadbase or Newco has received notice of assertion against Broadbase or Newco, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. To the knowledge of Broadbase, there is no basis for any person, firm, corporation or entity to assert a claim against Broadbase or any subsidiary of Broadbase based upon rights to ownership of any shares of Broadbase common stock or any option, warrant or other right to acquire any shares of Broadbase common stock, other than shares, options, warrants or rights included in the amounts therefor set forth in Section 5.2.


       5.8 Absence of Certain Changes or Events. Since the Broadbase Balance Sheet Date, Broadbase has carried on its business in the ordinary course substantially in accordance with the procedures and practices in effect on the Broadbase Balance Sheet Date.

              (a) Except as set forth in Item 5.8 of the Broadbase Disclosure Letter, since the Broadbase Balance Sheet Date there has not been any change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, employees, assets (including intangible assets), capitalization, financial condition, operations or results of operations of Broadbase and its subsidiaries, taken as a whole.

              (b) Except as set forth in Item 5.8 or permitted by the terms of this Agreement, since the Broadbase Balance Sheet Date, Broadbase has not:

                     (i) amended its certificate of incorporation, bylaws or any other charter document;

                     (ii) declared, set aside or paid any dividend on, or made any other distribution in respect of, its capital stock, or made any changes in any rights, preferences, privileges or restrictions of any of its outstanding capital stock;

                     (iii) effected any split, stock dividend, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition by Broadbase of its capital stock; or

                     (iv) consummated any transaction relating to a merger, consolidation, sale of all or substantially all of its assets.

                     (v) incurred any obligation or liability to any of its officers, directors, stockholders or affiliates, or made any loans or advances to any of its officers, directors, stockholders or affiliates, except normal compensation and expense allowances payable to officers or directors;

                     (vi) sold, issued, granted or authorized the issuance or grant of: (A) any shares of its capital stock of any class or other security (other than (1) options issued to employees in the ordinary course of business consistent with past practice, or (2) pursuant to exercise of outstanding stock options); (B) any option, call, warrant, obligation, subscription, or other right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security; or accelerated the vesting of any outstanding option or other security;

                     (vii) made or entered into any agreement or understanding to do any of the foregoing other than as disclosed in Item 5.8 of the Broadbase Disclosure Letter.

       5.9    Intellectual Property.

              (a) Ownership of Intellectual Property. Broadbase owns all right, title and interest in, or has the right to use, all Intellectual Property Rights used in or reasonably necessary to the conduct of its business as presently conducted and the business of the licensing and use of Broadbase products and the sale of commercial services using such Intellectual Property Rights (with such Intellectual Property Rights being hereinafter collectively referred to as the "BROADBASE IP RIGHTS"). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Broadbase IP Right, will not cause forfeiture or termination or give rise to a right of forfeiture or termination of any Broadbase IP Right or materially impair the right of Servicesoft to use, sell or license any Broadbase IP Right or portion thereof.

              (b) No Violation of Rights of Others. The business of Broadbase, as conducted as of the date hereof, does not, and the business of the licensing and use of Broadbase products, and the sale of Broadbase commercial services after the Effective Time will not, cause Broadbase to infringe or violate any of the Intellectual Property Rights of any other person. Broadbase has not received any written or oral claim or notice of infringement or potential infringement of the Intellectual Property Rights of any other person which could be reasonably expected to have a Material Adverse Effect on Broadbase. To its knowledge, Broadbase is not using any confidential information or trade secrets of any past or present employees.

              (c) Protection of Rights. Broadbase has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Broadbase IP Rights. To the knowledge of Broadbase, there is no material unauthorized use, infringement or misappropriation of any Broadbase IP Rights by any third party, including, to the knowledge of Broadbase, any Broadbase employee. Except as set forth in Item 5.9(c), Broadbase is not aware of any infringement of any Broadbase IP Rights by any third party. All officers, employees and consultants of Broadbase and its subsidiaries (other (i) than employees and consultants who are not and have not been involved in developing Broadbase IP Rights or providing services to customers and who have no managerial responsibilities and (ii) officers, employees and consultants of Panopticon, Inc. and Decisionism, Inc.) have executed and delivered to Broadbase an agreement regarding the protection of proprietary information and the assignment to Broadbase of all Intellectual Property Rights arising from the services provided for Broadbase or any subsidiary of Broadbase by such persons.

       5.10 Compliance with Laws. Broadbase has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in compliance, in all respects material to Broadbase, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Broadbase, or to the assets, properties and business of Broadbase, including, without limitation:

              (a) all applicable federal and state securities laws and regulations;

              (b) all applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of Broadbase's owned, leased or licensed real or personal property, products or technical data, (ii) employment or employment practices, terms and conditions of employment, or wages and hours or (iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 4.16), building standards, zoning or other similar matters;

              (c) the Export Administration Act and regulations promulgated thereunder or other laws, regulations, rules, orders, writs, injunctions, judgments or decrees applicable to the export or re-export of controlled commodities or technical data;

              (d)    the Immigration Reform and Control Act; and

              (e) all governmental and nongovernmental regulations related to the operation and use of the Internet.

              Broadbase has received all material permits and approvals from, and has made all material filings with, third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted.

       5.11 Information Supplied. None of the information supplied or to be supplied by Broadbase for inclusion in the Form S-4 and the Prospectus/Proxy Statement, at the date such information is supplied, at the time of the meeting of the stockholders of Broadbase to approve the Merger, and at the time of the meeting, or the date of the written consent, of the Servicesoft Stockholders to approve the Merger, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or will, in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

       5.12 Accuracy of Disclosure. The representations and warranties contained in this Agreement, taken together with the Broadbase Disclosure Letter and any exhibits, schedules, certificates and documents to be delivered by Broadbase to Servicesoft pursuant to this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

  6.   SERVICESOFT PRE-CLOSING COVENANTS

       During the period from the date of this Agreement until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article 11 hereof, Servicesoft covenants to and agrees with Broadbase (and, where Broadbase explicitly agrees to perform certain actions pursuant to specific provisions in this Article 6, Broadbase covenants to and agrees with Servicesoft) as follows:

       6.1 Access to Information. Until the Closing Date and subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, Servicesoft will provide Broadbase and its agents with reasonable access, during regular business hours, to the files, books, records and offices of Servicesoft and the Subsidiaries, including, without limitation, any and all information relating to Servicesoft and Subsidiary taxes, commitments, Contracts, leases, licenses, real, personal and intangible property, and financial condition. Servicesoft will cause its accountants to cooperate with Broadbase and its agents in making available all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

       6.2 Advice of Changes. Servicesoft will promptly advise Broadbase in writing of: (i) the discovery by Servicesoft of any event, condition, fact or circumstance occurring on or prior to the date of this Agreement that would render any representation or warranty by Servicesoft contained in this Agreement untrue or inaccurate in any material respect; (ii) any event, condition, fact or circumstance occurring subsequent to the date of this Agreement that would render any representation or warranty by Servicesoft contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect; (iii) any breach of any covenant or obligation of Servicesoft pursuant to this Agreement or any Ancillary Agreement; (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article 10 impossible or unlikely; and (v) any Material Adverse Effect on Servicesoft.

       6.3 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Servicesoft and each of its subsidiaries shall, except to the extent that Broadbase shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due, pay or perform other material obligations when due, and use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers, (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings,
(iv) maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear, and (v) keep in full force all insurance policies identified in Item 4.20 of the Servicesoft Disclosure Letter and obtain any additional insurance required consistent with past practices for its business and property. In addition, during that period, Servicesoft will promptly notify Broadbase of any material event involving its business or operations consistent with the agreements contained herein.

              In addition, except as provided otherwise herein or as approved or recommended by Broadbase, Servicesoft will not, without the prior written consent of an executive officer of Broadbase, which consent shall not be unreasonably withheld or delayed:

              (a) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Servicesoft and its Subsidiaries or which have a book value in excess of $250,000, other than non-exclusive licenses of Servicesoft IP Rights pursuant to agreements entered into in the ordinary course of business consistent with past practices ;

              (b) borrow any money or guarantee any such indebtedness of another person or enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing; which obligations, liabilities or indebtedness exceed $250,000 in the aggregate; provided, however, that Servicesoft may enter into a line of credit for up to $10 million with a nationally recognized financial institution on reasonable terms;

              (c) enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property other than non-exclusive licenses, distribution or similar other agreements entered into in the ordinary course of business consistent with past practice;

              (d) grant or pay any bonus, royalty, severance or termination pay, or increase the salary or other compensation payable or to become payable, to any of Servicesoft's or any Subsidiary's directors, officers or employees or consultants (except (i) pursuant to existing arrangements disclosed in Item 4.15(a) of the Servicesoft Disclosure Letter, (ii) normal raises in salary (not to exceed ten percent) for non-officers in connection with promotions or annual performance evaluations, in the ordinary course of business consistent with past practice and (iii) severance or termination pay to non-officer employees upon termination in an amount not to exceed four weeks' salary), or enter into any new employment agreement (other than offer letters for new hires on an "at-will" basis), or enter into any consulting agreement which provides for payment of more than $100,000 annually with any person, or adopt any new plan of the type described in Section 4.15(c);

              (e) amend or cause or permit any amendment of its certificate of incorporation, bylaws or any other charter document;

              (f) enter into any material lease or Contract for the purchase or sale of any property, real or personal, tangible or intangible, except in the ordinary course of business consistent with past practice or enter into any agreement of the types described in Section 4.14;

              (g) amend or terminate any Contract or license to which Servicesoft or a subsidiary thereof is a party, or relinquish or fail to renew any material Contract or license to which it is a party or waive, release or assign any material rights or clause thereunder, in each case, in a manner that would have or would reasonably be expected to have a Material Adverse Effect on Servicesoft;

              (h) issue or sell any shares of its capital stock of any class or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock other than (i) the issuance of shares pursuant to the exercise of warrants or options outstanding on the date of this Agreement, or the exchange of exchangeable securities of Servicesoft Canada that are outstanding on the date of this agreement, or the conversion of shares of Servicesoft Preferred Stock that are outstanding on the date of this Agreement or that are issued upon any such exchange; in each case provided that (A) such options, warrants, exchangeable securities or shares of convertible preferred stock are disclosed in Item 4.3 of the Servicesoft Disclosure Letter and (B) such exercise, exchange or conversion is effected in accordance with the terms of such options, warrants, exchangeable securities or convertible preferred stock as in effect on the date of this Agreement; (ii) option grants not to exceed 200,000 shares of Servicesoft Common Stock in the aggregate issuable thereunder under the Servicesoft Employee Plans in the ordinary course consistent with past practice, the terms of which shall provide for vesting over a four year period, with the first 25% vesting one year after the date of grant and the remaining 75% vesting in equal ratable installments monthly thereafter, without any provision for acceleration of such vesting upon the occurrence of any event or condition except as required by the terms of the Servicesoft Employee Plans; (iii) the issuance of warrants to purchase up to 100,000 shares of Servicesoft's Common Stock in connection with the line of credit permitted under clause (b) if Servicesoft shall enter into such line of credit; and (iv) the issuance of up to 64,515 shares of Servicesoft Common Stock to current or former employees of Servicesoft in connection with the termination of Servicesoft's employee stock purchase plan;

              (i) declare, set aside or pay any cash, stock or other dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

              (j) split or combine the outstanding shares of its capital stock of any class, pay any stock dividend, or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

              (k) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Servicesoft or enter into any joint ventures, partnerships, strategic relationships or alliances;

              (l) make or permit to be made any capital expenditures, or make or commit or commit or agree to make any payments that would be classified as expenses in each case which exceed $250,000 in any one transaction or the terms of which transactions are not in the ordinary course of business consistent with past practice;

              (m) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

              (n) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Servicesoft Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

              (o) materially change the pricing of Servicesoft's products and services;

              (p) materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices, or agree to any audit assessment by any tax authority or make any tax election;

              (q) change any insurance coverage or issue any certificates of insurance other than in the ordinary course of business consistent with past practice;

              (r) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount, which travel and expenses shall be documented by receipts for the claimed amounts in accordance with past practice;

              (s) make any material payments outside the ordinary course of business consistent with past practice;

              (t) take any action which would have or would reasonably be expected to have a Material Adverse Effect on Servicesoft; or

              (u) agree to do, or permit a Subsidiary to do or agree to do, any of the things described in the preceding clauses 6.4(a) through (t).

              Notwithstanding any provision to the contrary contained herein, in the event that Broadbase does not comply with its obligation to provide Servicesoft with Loans as required under Section 7.12, then Servicesoft shall be entitled to borrow up to $15 million or issue equity securities for net proceeds of up to $15 million on such terms as Servicesoft may deem appropriate, provided that in the event of any issuance of equity securities, rights to acquire equity securities or convertible securities, appropriate adjustment shall be made to the Conversion Ratio so that the percentage of the fully-diluted outstanding common stock of Broadbase owned in aggregate by the Servicesoft Stockholders and former holders of Servicesoft options and warrants immediately following the Effective Time (determined using the treasury method) will not be increased as a result of such issuance; and provided further that such transaction does not involve an Acquisition Transaction.

       6.4    Prospectus/Proxy Statement.

              (a) SEC Filings. As promptly as practicable after the execution of this Agreement, Servicesoft and Broadbase will prepare and file with the SEC, the Prospectus/Proxy Statement and Broadbase will prepare and file with the SEC the Form S-4 in which the Prospectus/Proxy

Statement will be included. Each of Servicesoft and Broadbase will respond to any comments of the SEC, will use its respective reasonable efforts to have the Form S-4 registration statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Servicesoft and Broadbase will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Each of Servicesoft and Broadbase will promptly provide all information relating to its business or operations necessary for inclusion in the Form S-4 and Prospectus/Proxy Statement to satisfy all requirements of applicable state and federal securities laws, and will be solely responsible for any statement, information or omission in the Prospectus/Proxy Statement relating to it or its affiliates based upon written information furnished by it. Servicesoft will not provide or publish to its stockholders any material concerning it or its affiliates that violates the Securities Act or Exchange Act with respect to the transactions contemplated hereby.

              (b) HSR Filings. As promptly as practicable after the date of this Agreement, each of Servicesoft and Broadbase will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein if required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "ANTITRUST FILINGS") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Servicesoft and Broadbase each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 6.4. Neither Broadbase nor Servicesoft nor any of their respective affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Broadbase or Servicesoft, any of their respective affiliates or subsidiaries, or the holding separate of the shares of Servicesoft capital stock to be acquired or the Exchange Shares, or imposing or seeking to impose any limitation on the ability of Broadbase or Servicesoft or any of their respective subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Servicesoft capital stock to be acquired by Broadbase or the Exchange Shares to be issued to Servicesoft Stockholders.

              (c) Joint Participation. Each of Servicesoft and Broadbase will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4, the Prospectus/Proxy Statement or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4, the Prospectus/Proxy Statement, the Merger or any Antitrust Filing or Other Filing. Each of Servicesoft and Broadbase will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.5 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Form S-4 or any Antitrust Filing or Other Filing, Servicesoft or Broadbase, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Servicesoft and/or Broadbase, such amendment or supplement.

       6.5    Stockholder Approval.

              (a) Servicesoft will hold a special meeting or solicit written consent of the Servicesoft Stockholders as promptly as practicable, and in any event (to the extent permissible under applicable law) no more than forty (40) days after the SEC has declared the Form S-4 effective. Servicesoft will solicit from the Servicesoft Stockholders proxies in favor of the approval of this Agreement and the Merger, and, subject to the fiduciary obligations of Servicesoft's directors, Servicesoft will use all reasonable efforts to take all other action necessary or advisable to secure the vote or consent of the Servicesoft Stockholders required under Delaware Law to obtain such approvals. Any meeting of the Servicesoft Stockholders shall be called, held and conducted, and any proxies or shareholder written consents will be solicited, in compliance with all applicable federal laws, Delaware Law and Servicesoft's certificate of incorporation and bylaws, and all other applicable legal requirements. Servicesoft's obligation to call, give notice of, convene, hold and conduct the Servicesoft Stockholders Meeting (as defined in Section 6.5(b)) or solicit a written consent of the Servicesoft Stockholders in accordance with this Section
6.5 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Servicesoft of any Acquisition Proposal (as defined in Section 6.6(a)) or Superior Offer (as defined in Section 6.5(d)), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Servicesoft to the Servicesoft Stockholders to approve this Agreement and the Merger.

              (b) In the event a meeting of the Servicesoft Stockholders is held to approve this Agreement and the Merger (the "SERVICESOFT STOCKHOLDERS MEETING"), then notwithstanding anything to the contrary contained in this Agreement, Servicesoft may adjourn or postpone the Servicesoft Stockholders Meeting if as of the time for which the Servicesoft Stockholders Meeting is originally scheduled there are insufficient shares of Servicesoft capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Servicesoft Stockholders Meeting, in which case the Servicesoft Stockholders Meeting shall be re-convened as soon as a quorum is available. Servicesoft shall ensure that the Servicesoft Stockholders Meeting is called, noticed, convened, held and conducted prior to and separate from any meeting of the Servicesoft Stockholders at which any Acquisition Proposal or Acquisition Transaction (as defined in Section 6.6(a)) is considered or voted upon.

              (c) Subject to Section 6.5(d): (i) the Board of Directors of Servicesoft shall unanimously recommend that the Servicesoft Stockholders approve this Agreement and the Merger; (ii) the Form S-4 and Prospectus/Proxy Statement, and the written consent of stockholders, if any, shall include a statement to the effect that the Board of Directors of Servicesoft has recommended that the Servicesoft Stockholders approve this Agreement and the Merger; and (iii) neither the Board of Directors of Servicesoft nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Broadbase, the recommendation of the Board of Directors of Servicesoft that the Servicesoft Stockholders vote in favor of and approve this Agreement and the Merger.

              (d) Nothing in this Agreement shall prevent the Board of Directors of Servicesoft from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to Servicesoft and is not withdrawn, (ii) Servicesoft shall have provided written notice to Broadbase (a "NOTICE OF SUPERIOR OFFER") advising Broadbase that Servicesoft has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Broadbase shall not have, within three business days of Broadbase's receipt of the Notice of Superior Offer, made an offer that Servicesoft's Board of Directors by a majority vote determines in its good faith judgment (based on the written advice of a financial advisor of national standing) to be at least as favorable to Servicesoft's stockholders as such Superior Offer (it being agreed that the Board of

Directors of Servicesoft shall convene a meeting to consider any such offer by Broadbase promptly following the receipt thereof), (iv) the Board of Directors of Servicesoft concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Servicesoft to comply with its fiduciary obligations to Servicesoft's stockholders under applicable law and (v) Servicesoft shall not have violated any of the restrictions set forth in Section 6.6 or this Section
6.5. Servicesoft shall provide Broadbase with at least two business days prior notice (or such lesser prior notice as provided to the members of Servicesoft's Board of Directors but in no event less than twenty-four hours) of any meeting of Servicesoft's Board of Directors at which Servicesoft's Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 6.5(d) shall limit Servicesoft's obligation to hold and convene Servicesoft Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Servicesoft shall have been withdrawn, amended or modified). For purposes of this Agreement, "SUPERIOR OFFER" shall mean an unsolicited, bona fide offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Servicesoft pursuant to which the stockholders of Servicesoft immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Servicesoft), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Servicesoft, on terms that the Board of Directors of Servicesoft determines, in its reasonable judgment (based on the written advice of a financial advisor of national standing) to be more favorable to Servicesoft stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Servicesoft's Board of Directors (based on the advice of its financial advisor) to be obtained by such third party on a timely basis.

       6.6    No Solicitation.

              (a)    Definitions.

                     (i) "ACQUISITION PROPOSAL" means any offer or proposal (other than an offer or proposal by Broadbase) relating to an Acquisition Transaction with respect to Servicesoft.

                     (ii) "ACQUISITION TRANSACTION" with respect to any entity means any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (a) any acquisition or purchase from such entity by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of such entity or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of such entity, or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving such entity; (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of such entity; or (c) any liquidation or dissolution of such entity.

              (b) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article 11, Servicesoft and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:

                     (i) solicit, or initiate the making, submission or announcement of any Acquisition Proposal;

                     (ii) furnish to any person any non-public information with respect to any Acquisition Proposal or take any other action to facilitate any inquiries regarding any Acquisition Proposal;

                     (iii) participate or engage in any discussions or negotiations with any person with respect to any Acquisition Proposal, except that Servicesoft may inform third parties, in response to unsolicited inquiries, of the existence of these provisions;

                     (iv) approve, endorse or recommend any Acquisition Proposal (except, in the case of a Superior Offer, if (1) neither Servicesoft nor any representative of Servicesoft and its Subsidiaries shall have violated any of the restrictions set forth in this Section 6.6 and (2) the Board of Directors of Servicesoft concludes in good faith, after consultation with its outside legal counsel, that it must approve, endorse or recommend such Superior Offer in order for it to comply with its fiduciary obligations to Servicesoft's stockholders under applicable law); or

                     (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction;

provided, however, that notwithstanding the foregoing, prior to the approval of this Agreement and the Merger at the Servicesoft Stockholders' Meeting, this
Section 6.6(b) shall not prohibit Servicesoft from furnishing nonpublic information regarding Servicesoft and its Subsidiaries to, or entering into discussions or negotiations with, any person or group who has submitted (and not withdrawn) to Servicesoft an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Servicesoft reasonably concludes (based on the written advice of a financial advisor of national standing) may constitute a Superior Offer if (1) neither Servicesoft nor any representative of Servicesoft and its Subsidiaries shall have violated any of the restrictions set forth in this Section 6.6, (2) the Board of Directors of Servicesoft concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Servicesoft to comply with its fiduciary obligations to Servicesoft's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Servicesoft gives Broadbase written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Servicesoft's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Servicesoft receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Servicesoft's confidential information as the confidentiality agreement entered into by the parties hereto, (4) Servicesoft gives Broadbase at least two business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Servicesoft furnishes such nonpublic information to Broadbase (to the extent such nonpublic information has not been previously furnished by Servicesoft to Broadbase). Servicesoft and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Servicesoft or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Servicesoft or any of its Subsidiaries shall be deemed to be a breach of this Section 6.6 by Servicesoft; provided that if such violation consists of a communication by any such advisor which was unauthorized by Servicesoft and Servicesoft terminates its relationship with such advisor and with such advisor's employer immediately upon becoming aware of such communication, then such from and after such termination, then such communication shall no longer be deemed to constitute a material breach of this Agreement for purposes of Sections 10.2 and 11.1(a)(ii).

              (c)    In addition to the obligations of Servicesoft set forth in
Section 6.6(b), Servicesoft as promptly as practicable shall advise Broadbase orally and in writing of any request for non-public information or any other inquiry which Servicesoft believes is likely to lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request, inquiry or Acquisition Proposal, and the identity of the person or group making any such request, inquiry or Acquisition Proposal. Servicesoft will keep Broadbase informed as promptly as practicable in all material respects of amendments to any such request, inquiry or Acquisition Proposal.

       6.7 Regulatory Approvals. Servicesoft will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Broadbase may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Servicesoft will use all reasonable efforts to obtain or assist Broadbase in obtaining all such authorizations, approvals and consents.

       6.8 Necessary Consents. Servicesoft will use all reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate for Servicesoft, in addition to those set forth in Section 6.4, to allow the consummation of the transactions provided for herein and to facilitate and allow Broadbase to carry on Servicesoft's business after the Closing Date.

       6.9 Blue Sky Laws. Servicesoft shall use all reasonable efforts to assist Broadbase to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions applicable in connection with the Merger.

       6.10 Servicesoft Dissenting Shares. As promptly as practicable after the date the Prospectus/Proxy Statement is distributed to Servicesoft Stockholders and prior to the Closing Date, Servicesoft shall furnish Broadbase with the name and address of each Servicesoft Stockholder who has up to such time dissented and the number of shares owned by such Servicesoft Stockholders.

       6.11 Litigation. Servicesoft will notify Broadbase in writing promptly after learning of any material action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against Servicesoft or threatened against it. In addition, Servicesoft will notify Broadbase in writing promptly after learning of any action, suit, proceeding, claim, arbitration or investigation threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would be reasonably expected to have a Material Adverse Effect on Broadbase. If Servicesoft becomes subject to a review by the Internal Revenue Service or any other taxing agency or authority for accounting periods prior to the Closing Date (including but not limited to any short tax year resulting from the Merger), then Servicesoft acknowledges that Broadbase will be entitled to participate in such review. Servicesoft will not enter into any settlement or other stipulation with respect to any such review without the written consent of Broadbase, which consent will not be unreasonably withheld.

       6.12 Certain Employee Benefits. As soon as practicable after the execution of this Agreement, Servicesoft and Broadbase shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for employees of Servicesoft and its Subsidiaries following the Merger. Servicesoft shall take such actions as are necessary to terminate such Servicesoft Employee Plans as are requested by Broadbase to be terminated, provided that those employees of Servicesoft and its Subsidiaries who are eligible to participate in each such Servicesoft Employee Plan shall be provided the opportunity to participate in a substantially comparable employee benefit plan maintained by Broadbase and provided further that Broadbase requests such termination no later than ten days prior to the Closing Date. Servicesoft agrees that it shall terminate any and all group severance, separation, retention and salary continuation plans, programs or arrangements (other than the Employment Agreements) prior to the Closing.

            6.13 Notification of Employee Problems. Servicesoft will promptly notify Broadbase if any of Servicesoft's officers becomes aware that any of its officers and software developer managers, or any material number of other employees intends or threatens to leave its employ.

            6.14 Certain Agreements. Servicesoft will use all reasonable efforts to cause all present employees and consultants of Servicesoft who have not previously executed Servicesoft's forms of assignments of copyright and other intellectual property rights to Servicesoft to execute such forms.

            6.15 Servicesoft Affiliates. To help ensure that the issuance of the Exchange Shares complies with the Securities Act, prior to the Closing Date Servicesoft will deliver a letter identifying all persons who are, in Servicesoft's reasonable judgment, "affiliates" of Servicesoft at that time (the "SERVICESOFT AFFILIATES"). Servicesoft will provide Broadbase with all information and documents needed to evaluate this list for compliance with securities laws. Broadbase will cause the Exchange Shares issued to the Servicesoft Affiliates to bear legends with respect to any application limitations on transfer under Rule 145 promulgated under the Securities Act.

            6.16 Satisfaction of Closing Conditions. Servicesoft will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 10 or elsewhere in this Agreement on or before the Closing. Servicesoft will use all reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

            6.17 Conversion of Servicesoft Preferred Stock and Servicesoft Warrants. Servicesoft agrees to solicit from the holders of each series of Servicesoft Canada Preferred Stock consent to exchange all of the shares of Servicesoft Canada Preferred Stock into shares of Servicesoft Series H Preferred Stock prior to the Effective Time of the Merger. Servicesoft further agrees to solicit from the holders of each series of Servicesoft Preferred Stock consent to convert all of the shares of Servicesoft Preferred Stock (other than the Servicesoft Series X Preferred Stock and Servicesoft Series Y Preferred Stock) into shares of Servicesoft Common Stock prior to the Effective Time, and to use all reasonable efforts to cause such conversion. In addition, Servicesoft agrees to use all reasonable efforts to cause each holder of Servicesoft Warrants to exercise, effective as of, and contingent upon, the consummation of the Merger, all Servicesoft Warrants beneficially owned by such person in full in accordance with the terms of such Servicesoft Warrants. Subject to Section 7.18, Servicesoft shall use all reasonable efforts to cause each share of Servicesoft Canada Preferred Stock and Servicesoft Canada Common Stock to be exchanged, prior to the Effective Time of the Merger, for shares of Servicesoft Preferred Stock and Servicesoft Common Stock, respectively, in accordance with the terms of such Servicesoft Canada Preferred Stock and the constituent documents of Servicesoft Canada.

            6.18 Confirmation of Equity Interests. Prior to the Effective Time (and, in the case of any convertible securities which are to be converted, or warrants which are to be exercised, prior to the Effective Time, prior to such conversion or exercise), Servicesoft will provide Broadbase with such information and documents as Broadbase may from time to time reasonably request with respect to the calculations of antidilution adjustments, dividends and share and warrant issuances that are reflected in the Servicesoft Disclosure Letter. If, prior to the Effective Time, any person shall notify Servicesoft of its election to exercise any warrants or convert any convertible securities of Servicesoft, or exchange any Servicesoft Canada Preferred Stock or Servicesoft Canada Common Stock for Servicesoft Capital Stock, in each case where the terms of such exercise or conversion would give effect to any antidilution adjustments or dividends by Servicesoft, or where the number of shares to be issued upon such exercise or conversion would differ from the number set forth or reflected in the Servicesoft Disclosure Letter, then Servicesoft shall notify Broadbase in writing of such exercise, conversion or exchange prior to issuing or delivering any shares of Servicesoft Capital Stock upon such exercise or conversion, and, if requested by Broadbase, shall not deliver any such shares of Servicesoft Capital Stock until the holder of the warrant being exercised, or the security being converted or exchange, has confirmed to Servicesoft and Broadbase its concurrence with the number set forth or reflected in the Servicesoft Disclosure Letter.

      7.    BROADBASE PRE-CLOSING COVENANTS

            During the period from the date of this Agreement until the Effective Time, Broadbase covenants to and agrees with Servicesoft (and, where Servicesoft explicitly agrees to perform certain actions pursuant to specific provisions in this Article 7, Servicesoft covenants to and agrees with Broadbase) as follows:

            7.1 Advice of Changes. Broadbase will promptly advise Servicesoft in writing of: (i) the discovery by Broadbase of any event, condition, fact or circumstance occurring on or prior to the date of this Agreement that would render any representation or warranty by Broadbase contained in this Agreement untrue or inaccurate in any material respect;
(ii) any event, condition, fact or circumstance occurring subsequent to the date of this Agreement that would render any representation or warranty by Broadbase contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect;
(iii) any breach of any covenant or obligation of Broadbase pursuant to this Agreement or any Ancillary Agreement; (iv) any event, condition, fact or circumstance that, to its knowledge, would cause the Merger not to qualify as a tax-free reorganization in accordance with the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code; (v) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article 9 impossible or unlikely; and (v) any Material Adverse Effect on Broadbase.

            7.2 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Broadbase and each of its subsidiaries shall, except to the extent that Servicesoft shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers, (iii) preserve its relationships with customers and licensees, (iv) maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear, and (v) keep in full force all of its insurance policies and obtain any additional insurance required consistent with past practices for its business and property. In addition, during that period, Broadbase will promptly notify Servicesoft of any material event involving its business or operations consistent with the agreements contained herein, subject to any obligations of confidentiality.

                  In addition, except as provided otherwise herein or as approved or recommended by Servicesoft, Broadbase will not, without the prior written consent of an executive officer of Servicesoft, which consent shall not be unreasonably withheld or delayed:

                  (a) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case which involve the issuance of equity securities, or securities convertible into or exchangeable for equity securities, which in the aggregate represent more than 4,789,769 shares of common stock; provided that the pending acquisitions of Panopticon, Inc. and Decisionism, Inc. by Broadbase shall not be restricted by this Section 7.2;

                  (b) issue or sell any shares of its capital stock of any class or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock other than (i) in connection with permitted acquisitions of the type described in Section 7.2(a) and in the acquisitions of Panopticon, Inc. and Decisionism, Inc., (ii) upon exercise of outstanding options or warrants, or
(iii) option grants not to exceed 800,000 shares of Broadbase Common Stock in the aggregate issuable thereunder, to employees, consultants and directors of Broadbase in the ordinary course, consistent with past practice plus options issuable (or which may be assumed) in connection with the acquisitions of Panopticon, Inc. and Decisionism, Inc.;

                  (c) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Broadbase, other than non-exclusive licenses of Broadbase IP in the ordinary course of business;

                  (d) amend or cause or permit any amendment of its certificate of incorporation, bylaws or any other charter document, other than the amendment of Broadbase's certificate of incorporation to authorize additional shares of Broadbase common stock to be issued to Servicesoft Stockholders pursuant to the Merger;

                  (e) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

                  (f) materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

                  (g) Consummate, or enter into any agreement to consummate, or hold any stockholders' meeting to consider and approve, any Broadbase Acquisition (as defined below), unless the record date for the meeting of Broadbase stockholders to approve such Broadbase Acquisition is (or will be) after the Effective Time. Notwithstanding anything in this Agreement to the contrary, Broadbase may enter into an agreement with a third party regarding a Broadbase Acquisition as long as the record date for a Broadbase stockholders' meeting to consider such Acquisition Proposal for Broadbase falls on a date after the Effective Time. As used herein, "BROADBASE ACQUISITION" shall mean an Acquisition of Broadbase.

                  (h) take any action that Broadbase knows will cause the Merger to fail to qualify as a tax-free reorganization.

                  (i) agree to do, or permit a Subsidiary to do or agree to do, any of the things described in the preceding clauses 7.2(a) through (h).

            7.3 Regulatory Approvals. Broadbase will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Servicesoft may reasonably request, in connection with the consummation of the transactions provided for in this Agreement including, without limitation, the Form S-4 and any applicable filings under the HSR Act. Broadbase will use all reasonable efforts to obtain all such authorizations, approvals and consents.

            7.4 Amendment of Certificate of Incorporation. Broadbase will amend its certificate of incorporation to authorize additional shares of Broadbase Common Stock to be issued to Servicesoft Stockholders.

            7.5 Broadbase Stockholders' Approval. Broadbase will call a special meeting of its stockholders, to be held within forty (40) days after the Form S-4 shall have been declared effective by the SEC (the "BROADBASE STOCKHOLDERS' MEETING"). Broadbase will solicit from its stockholders proxies in favor of the approval of the issuance of the Exchange Shares pursuant to the Merger, an amendment to Broadbase's Certificate of Incorporation to increase the authorized number of shares of Broadbase Common Stock in order to permit the issuance of Exchange Shares pursuant to the Merger, and any related matters and, to the extent required by applicable law or by Broadbase's certificate of incorporation or bylaws, in favor of the approval of this Agreement and the Merger (such approvals, the "BROADBASE STOCKHOLDER APPROVALS"). Broadbase will use all reasonable efforts to take all other action necessary or advisable to secure the vote of its stockholders required under Delaware Law to obtain the Broadbase Stockholder Approvals. Subject to the following sentence, (i) the Board of Directors of Broadbase shall unanimously recommend that the stockholders of Broadbase give the Broadbase Stockholder Approvals; (ii) the Form S-4 and the Prospectus/Proxy Statement will include a statement to the effect that Broadbase's Board of Directors has recommended that the stockholders of Broadbase vote in favor of the Broadbase Stockholder Approvals; and (iii) neither the Board of Directors of Broadbase nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Servicesoft, the recommendation of the Board of Directors of Broadbase that the stockholders of Broadbase vote in favor of the Broadbase Stockholder Approvals. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Board of Directors of Broadbase from withholding, withdrawing, amending or modifying its recommendation in favor of the Broadbase Stockholder Approvals if (i) an unsolicited bona fide offer made by a third party to consummate a Broadbase Acquisition (including, without limitation, the acquisition by any person or group, including by way of tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Broadbase, directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Broadbase) in which, such third party has required as a condition to closing such transaction, that this Agreement shall have been terminated and the Merger not effected (a "BROADBASE ACQUISITION OFFER") is made to Broadbase and is not withdrawn, (ii) Broadbase shall have provided written notice to Servicesoft advising Servicesoft that Broadbase has received a Broadbase Acquisition Offer, specifying all of the material terms and conditions of such Broadbase Acquisition Offer and identifying the person or entity making such Broadbase Acquisition Offer and
(iii) the Board of Directors of Broadbase concludes in good faith, after consultation with its outside legal counsel and a financial advisor of national standing, that, in light of such Broadbase Acquisition Offer, the withholding, withdrawal, amendment or modification of its recommendation that the stockholders of Broadbase give the Broadbase Stockholder Approvals is required in order for the Board of Directors of Broadbase to comply with its fiduciary obligations to Broadbase's stockholders under applicable law. The Broadbase Stockholders' Meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law. Broadbase's obligation to call, give notice of, convene, hold and conduct the Broadbase Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the stockholders of Broadbase of a Broadbase Acquisition Offer, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Broadbase at such Broadbase Stockholders' Meeting. Broadbase may not hold a meeting of its stockholders to consider a Broadbase Acquisition unless the record date for such meeting is after the Effective Time.

            7.6 Litigation. Broadbase will notify Servicesoft in writing promptly after learning of any action, suit, proceeding, claim, arbitration or investigation threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would be reasonably expected to have a Material Adverse Effect on Broadbase.

            7.7 Certain Employee Benefits. As soon as practicable after the execution of this Agreement, Servicesoft and Broadbase shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for Servicesoft employees following the Merger. Broadbase's benefit arrangements and employee plans shall, to the extent that this provision does not violate the applicable plan, policy, program or arrangement, give full credit (including, without limitation, for purposes of eligibility, vesting and benefits accrued) for each participant's service to Servicesoft for all purposes for which such service was recognized under Servicesoft's benefit arrangements or employee plans prior to the effective time.

            7.8 Satisfaction of Conditions Precedent. Broadbase will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 9 on or before the Closing Date. Broadbase will use all reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

            7.9 Blue Sky Laws. Broadbase shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

            7.10 Nasdaq Listing. Broadbase agrees to authorize for listing on the Nasdaq Stock Market the shares of Broadbase Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

            7.11 Board Representation. Broadbase shall appoint the chief executive officer of Servicesoft and Robert Davoli (or such other person as may be designated by the mutual agreement of Broadbase and Servicesoft) to Broadbase's Board of Directors as of the Effective Time; provided however, that if upon such appointment and any concurrent resignations of any present Broadbase directors, the Board of Directors of Broadbase shall consist of seven (7) or more members, then Broadbase shall appoint one additional person (who shall be mutually acceptable to Servicesoft and Broadbase) to the Board of Directors of Broadbase.

            7.12  Bridge Loan.

                  (a) Provided this Agreement has not been terminated as provided in Article 11, Broadbase agrees to advance to Servicesoft, on an as-needed-basis, bridge loans of up to an aggregate of $15 million (the "LOANS") for the purpose of financing operating expenses incurred in the ordinary course of business, pursuant to the terms set forth in the form of convertible promissory note attached hereto as Exhibit D, and subject to execution and delivery of such note by Servicesoft. Each advance of all or any portion of the Loan shall be subject to the conditions that (i) the representations and warranties of Servicesoft set forth in this Agreement shall be true and correct in all material respects as of the time of such advance, (ii) Servicesoft shall not have breached in any material respect any covenant contained in this Agreement, and (iii) Servicesoft shall have given Broadbase at least five (5) days' written notice requesting such advance and affirming that the conditions described in clauses (i) and (ii) have been satisfied.

                  (b) If this Agreement is terminated pursuant to Article 11, then all unpaid principal and accrued interest under the Loan (at the rate of 8.5% per annum) shall become due and payable by Servicesoft on the date that is one year after the date of such termination (the "DUE DATE");

provided; however, that Broadbase shall be entitled to require earlier repayment either upon (i) the closing of any equity financing following such termination, in which case, Broadbase shall be entitled to receive the lesser of (1) the aggregate amount of the unpaid principal and accrued interest under the Loan and (2) 50% of the funds raised in such equity financing, in either case, in payment for the unpaid principal and accrued interest under the Loan, with the remainder to be paid off in full on the Due Date, or (ii) an Acquisition of Servicesoft. Servicesoft agrees to provide Broadbase with at least ten days' prior written notice of the closing of Servicesoft's next equity financing and of any Acquisition of Servicesoft, including the terms thereof. At the election of Broadbase, the Loans may at any time be converted into shares of Servicesoft common stock at $10 per share or into the same securities as are issued in the next equity financing following such termination at a conversion price equal to the price per share of the equity securities sold in such equity financing, and each party hereto will take all steps necessary or advisable to effect such result.

            7.13 Section 16. Provided that Servicesoft delivers to Broadbase the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Broadbase, or a committee of two or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the consummation of the Merger, providing that the receipt by the Company Insiders (as defined below) of Broadbase Common Stock upon conversion of the Servicesoft Common Stock, and of options for Broadbase Common Stock upon conversion of the Servicesoft Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 13b-3(d). "Section 16 Information" shall mean information regarding the Company Insiders, the number of shares of Servicesoft capital stock held by each such Company Insider and expected to be exchanged for Broadbase Common Stock in connection with the Merger, and the number and description of the Servicesoft Options held by each such Company Insider and expected to be converted into options for Broadbase Common Stock in connection with the Merger. "Company Insiders" shall mean those officers and directors of Servicesoft who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Broadbase and who are listed in the Section 16 Information.

            7.14 Access to Information. Until the Closing Date and subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, Broadbase will provide Servicesoft and its agents with reasonable access, during regular business hours, to the files, books, records and offices of Broadbase and its subsidiaries, including, without limitation, any and all information relating to Broadbase's taxes, commitments, Contracts, leases, licenses, real, personal and intangible property, and financial condition; provided that Broadbase shall not be required to provide Servicesoft or its agents with access to any files, books, records or information where (a) such access would waive any privileges available under applicable law, or (b) would violate the terms of any nondisclosure agreement with any third party after Broadbase shall have used all reasonable efforts to obtain a waiver of, or consent to disclosure under, such agreement.

            7.15 Necessary Consents. Broadbase will use all reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate for Broadbase, in addition to those set forth in
Section 7.5, to allow the consummation of the transactions provided for herein.

            7.16 Director and Officer Indemnification. From and after the Effective Time, Broadbase shall cause the certificate of incorporation and by-laws of the Surviving Corporation to include indemnification provisions substantially identical in all material respects to the corresponding existing provisions in the certificate of incorporation and by-laws of Servicesoft.

            7.17 No Solicitation. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article 11, Broadbase and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly solicit or initiate the making, submission or announcement of any Acquisition with respect to Broadbase. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Broadbase or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Broadbase or any of its Subsidiaries shall be deemed to be a breach of this Section
7.17 by Broadbase; provided that if such violation consists of a communication by any such advisor which was unauthorized by Broadbase and Broadbase terminates its relationship with such advisor and with such advisor's employer, or terminates the employment of such employee, immediately upon becoming aware of such communication, then from and after such termination, such communication shall no longer be deemed to constitute a material breach of this Agreement for purposes of Sections 9.2 and 11.1(a)(ii).

            7.18 Conversion of Servicesoft Canada Common Stock. If requested by Servicesoft, Broadbase shall enter into such amendments of this Agreement as may be necessary to allow the holders of Servicesoft Canada Common to defer exchanging their shares until February 15, 2001, if Canadian counsel for both Servicesoft and Broadbase reach agreement on the structure of any amendment required to the constituent documents of Servicesoft Canada; provided that any such amendment and any such deferred exchange of shares of Servicesoft Canada Common stock for Exchange Shares: (i) provides for the issuance of Exchange Shares to the holders of Servicesoft Canada common stock upon their exchange on the same basis as if they had exchanged at or before the Effective Time of the Merger, including the retention of ten percent (10%) of such Exchange Shares in escrow; (ii) would not involve any adverse tax consequences for such holders or for Servicesoft, Servicesoft Canada or Broadbase, (iii) provides that the Exchange Shares to be issued upon conversion of the Servicesoft Canada Common Stock will be registered on the Form S-4 (or other applicable form) to be filed with the SEC in connection with the registration of the other Exchange Shares, (iv) would not require the issuance or creation of any new class of preferred stock of Broadbase, or other amendments to Broadbase's charter documents, (v) would not involve any adverse accounting consequences for Broadbase, and (vi) be reasonably practicable to implement.

      8.    CLOSING MATTERS

            8.1 The Closing. Subject to termination of this Agreement as provided in Article 11, the closing of the transactions provided for herein (the "CLOSING") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 no later than the third (3rd) business day following satisfaction of waiver of all of the conditions to Closing specified in Article 9 and Article 10 or, if all of the conditions to the Closing have not been satisfied or waived by such date, such other place, time and date as Servicesoft and Broadbase may mutually select (the "CLOSING DATE"). Concurrently with the Closing or as soon thereafter as possible, the Certificate of Merger and such officers' certificates or other documents as may be required to effectuate the Merger will be filed in the office Delaware Secretary of State.

            8.2   Exchange of Certificates.

                  (a)   Procedures.

                        (i) U.S. Stock Corporation, transfer agent for Broadbase common stock, will act as exchange agent (the "EXCHANGE AGENT") for the Exchange Shares. On the Closing Date, Broadbase will deposit with the Exchange Agent the Exchange Shares, to be held by the Exchange Agent until released as provided herein. As soon as practicable after the Closing, Broadbase shall cause to be mailed to each holder of record of a certificate(s) for shares of Servicesoft capital stock (the "SERVICESOFT CERTIFICATES"): (A) a letter of transmittal in form reasonably satisfactory to Broadbase (which shall (1) include a schedule ("SCHEDULE 1") in which such holder shall identify the number of shares of Servicesoft capital stock owned by such holder, and (2) specify that delivery shall be effected, and risk of loss and title to the Servicesoft Certificates shall pass, only upon delivery of the Servicesoft Certificates to the Exchange Agent; and (B) instructions for use in effecting the surrender of the Servicesoft Certificates in exchange for certificates representing Exchange Shares.

                        As soon as practicable after the Effective Time, each Servicesoft Stockholder (1) will surrender either (x) the Servicesoft Certificates to Broadbase for cancellation or (y) an affidavit of lost (or nonissued) certificate and a bond in form and amount reasonably satisfactory to Broadbase or the Exchange Agent (a "BOND"), (2) will execute and deliver an indemnification agreement pursuant to which each Servicesoft Stockholder will agree to indemnify the Indemnified Persons (as defined in Section 12.2) pursuant to the terms of Article 12 (the "INDEMNIFICATION LETTER"), (3) will execute and deliver a representation letter (the "SERVICESOFT STOCKHOLDER REPRESENTATION LETTER") containing (A) representations to the effect that such Servicesoft Stockholder (i) has valid and marketable title to the shares of Servicesoft Common Stock or Servicesoft Preferred Stock set forth opposite such Servicesoft Stockholder's name in Schedule 1 to the letter of transmittal, (ii) the legal right, power and all authorizations and approvals required by applicable law to sell, transfer and deliver the shares to be sold by such Servicesoft Stockholder, (iii) has not sold, assigned or otherwise transferred to any third party any of his or her right, title or interest in or to any of such shares of Servicesoft Common Stock or Servicesoft Preferred Stock set forth on Schedule 1 to the letter of transmittal, and that there exists no pledge, lien, security interest, claim or encumbrance whatsoever on or relating to any of such shares of Servicesoft Common Stock or Servicesoft Preferred Stock and (B) releasing and terminating any registration rights, rights of accelerated vesting (except such rights as are described in Item 2.1(a)(iii)(C) of the Servicesoft Disclosure Letter), rights of first refusal, rights to any liquidation preference or redemption rights to which such Servicesoft Stockholder may otherwise have been entitled, and, if such Servicesoft Stockholder is a party to the 7th Amended and Restated Registration Rights Agreement of Servicesoft dated January 13, 2000, or the 2nd Amended and Restated Shareholders' Agreement of Servicesoft dated January 13, 2000 consenting to the termination of such agreement, (4) if such Servicesoft Stockholder is an affiliate of Servicesoft, a letter agreement signed by such Servicesoft Stockholder stating that such Stockholder shall not sell, transfer, or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, any Exchange Shares for 90 days following the Effective Time (the "SERVICESOFT AFFILIATE AGREEMENT"). Promptly following the Effective Time and receipt of Servicesoft Certificates and/or the Bonds, the Indemnification Letter, the Servicesoft Stockholder Representations, and if applicable, the Servicesoft Affiliate Agreement, Broadbase will cause the Exchange Agent to issue to such surrendering holder certificate(s) the number of Exchange Shares to which such holder is entitled pursuant to Section 2.1, less the Escrow Shares to be deposited into escrow on behalf of such holder pursuant to Section 2.2, and will distribute any cash payable under Section 2.1(a)(vi); provided that if the information set forth in the Servicesoft Stockholder Representations is inconsistent with the information set forth in the Servicesoft Disclosure Letter, then Broadbase shall be entitled to condition such issuance upon its confirmation, to its reasonable satisfaction, that such difference will not have any material adverse consequences to Broadbase or require the issuance of a greater number of Exchange Shares than would have been required had such information been consistent.

                        (ii) At the Effective Time, the stock transfer books of Servicesoft will be closed and no transfer of shares of Servicesoft capital stock will thereafter be made. If, after the Effective Time, Servicesoft Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 8.2; provided, however, that subject to applicable law any Servicesoft Certificate that is not properly submitted to Broadbase for exchange and cancellation within three years after the Effective Time shall no longer evidence ownership of or any right to receive shares of Broadbase common stock and all rights of the holder of such Servicesoft Certificate, with respect to the shares previously evidenced by such Servicesoft Certificate, shall cease.

                        (iii) Subject to the provisions of Section 2.2 and the Escrow Agreement with respect to the Escrow Shares, all Exchange Shares delivered upon the surrender of Servicesoft Certificates in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to the Servicesoft common stock evidenced by such Servicesoft Certificates.

                  (b) Unexchanged Shares. Until Servicesoft Certificates outstanding prior to the Merger (or affidavits of lost (or non-issued) certificates and attendant Bonds) are surrendered pursuant to Section 8.2(a), such Servicesoft Certificates will be deemed, for all purposes, to evidence ownership of (i) the number of Exchange Shares into which the Servicesoft common stock will have been converted (less the number of shares to be withheld as Escrow Shares pursuant to Section 2.2) and (ii) if applicable, cash in lieu of fractional shares.

                  (c) Payment of Dividends. No dividends or distributions payable to holders of record of Broadbase common stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to holders of any unsurrendered Servicesoft Certificates until such holders surrender their Servicesoft Certificates (or affidavits of lost (or non-issued) certificates and attendant Bonds). Upon such surrender, subject to the effect, if any, of applicable escheat and other laws, there will be delivered to such tendering holder the amount of any dividends and distributions paid with respect to Exchange Shares so withheld as of any date subsequent to the Effective Time and prior to such date of delivery, less any non-cash dividends and distributions paid with respect to the Escrow Shares (which shall be held until the Escrow Shares are released as and to the extent provided in the Escrow Agreement)

                  (d)   Miscellaneous.

                        (i) If any certificates for Exchange Shares are to be issued in a name other than that in which the Servicesoft Certificate surrendered in exchange therefor is registered, the following shall be conditions of such exchange: (A) the Servicesoft Certificate must be properly endorsed and otherwise in proper form for transfer, and (B) the person requesting such exchange shall either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Exchange Shares in a name other than that of the registered holder of the Servicesoft Certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                        (ii) Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a Servicesoft Stockholder for any Exchange Shares or dividends thereon or the cash payments otherwise due hereunder delivered to a public official pursuant to applicable abandoned property, escheat or other similar laws following the passage of time specified therein.

            8.3 Dissenting Shares. Notwithstanding anything to the contrary in this Agreement:

                  (a) No Dissenting Shares will be converted into or represent a right to receive the consideration described in Section 2.1(a)(i). Instead, each holder of Dissenting Shares will be entitled only to such rights as are granted by Delaware Law for Dissenting Shares. The Exchange Shares to which such dissenting Servicesoft Stockholders would have been entitled had each assented to the merger, will have the status of authorized and unissued shares of Broadbase.

                  (b) For each Servicesoft Stockholder who complies with all requirements for obtaining stockholders' rights of appraisal with respect to such shares, but subsequently loses (through the failure to perfect or otherwise) or effectively withdraws such demand for such rights of appraisal in accordance with Delaware Law, such holder's shares shall, as of the Effective Time (or, if after the Effective Time, upon the occurrence of such event) automatically be converted into and represent only the right to receive the consideration described in Section 2.1 upon surrender of the applicable certificate(s) as provided in Section 8.2.

                  (c) Servicesoft shall comply with the notice and other procedural requirements set forth in Section 262 of Delaware Law with respect to any Servicesoft Stockholder that properly demands stockholders' rights of appraisal for such Servicesoft shares and that has not lost or effectively withdrawn such demand for such rights of appraisal rights. Broadbase shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Servicesoft shall not, except with the prior written consent of Broadbase, voluntarily make any payment with respect to any demands for the exercise of appraisal rights or offer to settle or settle any such demands.

            8.4 Employee Plans. As of the Effective Time, Broadbase and Servicesoft shall take such actions as are necessary to effect the mutually acceptable employee benefit and compensation arrangements as determined pursuant to Section 6.12.

      9.    CONDITIONS TO OBLIGATIONS OF SERVICESOFT

            Servicesoft's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Servicesoft, but only in a writing signed on behalf of Servicesoft by its Chief Executive Officer or Chief Financial Officer:

            9.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Broadbase and Newco set forth in Article 5 of this Agreement shall be true and correct in all material respects (or in all respects, to the extent any such representation and warranty is already qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct as of the date hereof and on and as of such particular date as if made on and as of such particular date.

            9.2 Covenants. Broadbase shall have performed and complied in all material respects with all of its covenants contained in Article 7 on or before the Closing Date, and Servicesoft shall have received a certificate to such effect executed on behalf of Broadbase an officer of Broadbase.

            9.3 Absence of Material Adverse Effect. No change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, employees, assets (including intangible assets), capitalization, financial condition, operations or results of operations of Broadbase shall have occurred since the date of this Agreement and be continuing.

            9.4 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

            9.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

            9.6 Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Prospectus/Proxy Statement shall on the Closing not be subject to any proceedings commenced or threatened by the SEC.

            9.7 Requisite Approvals. The principal terms of this Agreement, the Merger and the Certificate of Merger shall have been approved and adopted by the written consent or vote of: (a) the Servicesoft Stockholders, as required by applicable law and Servicesoft's certificate of incorporation and by-laws, (b) Broadbase stockholders, and (c) Broadbase's Board of Directors.

            9.8 Opinion of Broadbase's Counsel. Servicesoft shall have received from Fenwick & West LLP, counsel to Broadbase, an opinion letter in substantially the form attached hereto as Exhibit F, dated as of the Closing Date.

            9.9 Hart-Scott-Rodino Compliance. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted.

            9.10 Election of Servicesoft Designees to the Board of Directors of Broadbase. The Board of Directors of Broadbase shall have taken appropriate action to elect Massood Zarabian and another person to be designated by the mutual agreement of the parties hereto, to the Board of Directors of Broadbase, effective upon the Effective Time and, if applicable, one (1) additional person mutually acceptable to Broadbase and Servicesoft in the event the Board of Directors of Broadbase shall consist of seven (7) or more members, as contemplated by Section 7.11.

            9.11 Absence of Litigation. No litigation or proceeding shall be pending which could reasonably be expected to have the effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a Material Adverse Effect on Broadbase that has not been previously disclosed to Servicesoft herein.

      10.   CONDITIONS TO OBLIGATIONS OF BROADBASE

            The obligations of Broadbase hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Broadbase, but only in a writing signed on behalf of Broadbase by its Chief Executive Officer or Chief Financial Officer:

            10.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Servicesoft set forth in Article 4 of this Agreement shall be true and correct in all material respects (or in all respects, to the extent any such representation and warranty is already qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct on and as of the date hereof and on and as of such particular date as if made on and as of such particular date.

            10.2 Covenants. Servicesoft shall have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing Date, and Broadbase shall have received a certificate to such effect executed on behalf of Servicesoft by the President, Chief Executive Officer or Chief Financial Officer of Servicesoft.

            10.3 Absence of Material Adverse Effect. No change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, employees, assets (including intangible assets), capitalization, financial condition, operations or results of operations of Servicesoft shall have occurred since the date of this Agreement and be continuing.

            10.4 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

            10.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

            10.6 Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Prospectus/Proxy Statement shall on the Closing not be subject to any proceedings commenced or threatened by the SEC.

            10.7 Requisite Approvals. The principal terms of this Agreement, the Merger and the Certificate of Merger shall have been approved and adopted by the written consent or vote of: (a) the Servicesoft Stockholders, (b) Servicesoft's Board of Directors, and (c) the Broadbase stockholders.

            10.8 Conversion of Preferred Stock. Subject to Section 7.18, all shares of Servicesoft Canada Preferred Stock and Servicesoft Canada Common Stock shall have been exchanged for shares of Servicesoft Series H Preferred Stock and Servicesoft Common Stock, respectively, in accordance with the terms of the organizational and other constituent documents of Servicesoft Canada. All outstanding shares of Servicesoft Preferred Stock (including shares of Servicesoft Series H Preferred Stock issued or issuable pursuant to the condition stated in the preceding sentence but excluding shares of Series X Preferred Stock and Series Y Preferred Stock) shall have been converted into shares of Servicesoft Common Stock in accordance with the terms of Servicesoft's certificate of incorporation.

            10.9 Third-Party Consents; Assignments; Other Documents. Broadbase shall have received: (a) duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates set forth on Schedule 3 hereto; and (b) any other written consents, assignments, waivers, authorizations or other certificates where, in the case of this clause (b), the failure to have received the same would have a Material Adverse Effect on Servicesoft.

            10.10 Dissenting Shares. The number of Dissenting Shares shall not constitute more than ten percent (10%) of the total number of shares of Servicesoft common stock (on an as-if converted to Servicesoft common stock basis) outstanding immediately prior to the Effective Time.

            10.11 Resignations. Broadbase shall have received an executed letter from each member of the Board of Directors and each officer of Servicesoft immediately prior to the Effective Time of the Merger to the effect that each such director and/or officer agrees to resign his or her post as a director or officer of the Surviving Corporation effective as of the Effective Time of the Merger.

            10.12 Escrow Agreement. Broadbase shall have received the Escrow Agreement, executed by Servicesoft and in substantially the form attached hereto as Exhibit E, providing for the escrow of the Escrow Shares.

            10.13 Opinion of Servicesoft's Counsel. Broadbase shall have received from McDermott, Will & Emery, counsel to Servicesoft, an opinion letter in substantially the form attached hereto as Exhibit G, dated as of the Closing Date.

            10.14 Hart-Scott-Rodino Compliance. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted.

            10.15 Affiliates Letter. Servicesoft shall have delivered to Broadbase the letter required by Section 6.16 naming all persons who are "affiliates" of Servicesoft for purposes of Rule 145 under the Securities Act.

            10.16 Absence of Litigation. No litigation or proceeding shall be pending which could reasonably be expected to have the effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a Material Adverse Effect on Servicesoft that has not been previously disclosed to Broadbase herein.

            10.17 Section 280G Approval.    Any agreement, plan or
arrangement to which Servicesoft or any Subsidiary is a party that would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G of the Code ("SECTION 280G") shall have been approved by the holders of such percentage of the outstanding Servicesoft Preferred Stock and Servicesoft Common Stock (excluding shares held by the person that is or would be the beneficiary or recipient of such payment) as may be required in order that Section 280G not apply to limit the deductibility of such payment, and any "disqualified individuals" as defined in Section 280G shall have agreed to forfeit any payments that would otherwise be non-deductible if shareholder approval is not so obtained.

      11.   TERMINATION OF AGREEMENT

            11.1  Right to Terminate.

                  (a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the Servicesoft Stockholders:

                        (i) by the mutual written consent of Servicesoft and Broadbase;

                        (ii) by either Servicesoft or Broadbase, if such party (including its stockholders) is not in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such other party is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation of such other party will have become untrue, in either case to an extent that would cause the conditions set forth in Article 9 (for Servicesoft) or
Article 10 (for Broadbase) not to be satisfied and such breaching party fails to cure such material breach within 15 days of written notice of such material breach from the non-breaching party (except that no cure period will be provided for a breach which by its nature cannot be cured);

                        (iii) by either Servicesoft or Broadbase, if the Merger shall not have been consummated by February 28, 2001 for any reason; provided, however, that the right to terminate this Agreement under this
Section 11(a)(iii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
                        (iv) by either Servicesoft or Broadbase, if there is a final nonappealable order of a federal or state court in effect preventing consummation of the Merger, or if any statute, rule, regulation or order is enacted, promulgated or issued or deemed applicable to the Merger by any governmental body that would make consummation of the Merger illegal;

                        (v) by either Servicesoft or Broadbase if the required approval of the Servicesoft Stockholders contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote by written consent or at a meeting of the Servicesoft Stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this




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



Agreement under this 11.1(a)(v) shall not be available to Servicesoft where the failure to obtain the Servicesoft Stockholder approval shall have been caused by the action or failure to act of Servicesoft (or an officer or director of Servicesoft) and such action or failure to act constitutes a material breach of this Agreement;

                  (vi) by either Servicesoft or Broadbase, if the required approval of Broadbase Stockholders contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required votes at a meeting of Broadbase stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 11.1(a)(vi) shall not be available to Broadbase where the failure to obtain the Broadbase stockholder approvals shall have been caused by the action or failure to act of Broadbase and such action or failure to act constitutes a material breach by Broadbase of this Agreement;

            11.2 Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 11.1, such party shall deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis of such termination. Termination of this Agreement will be effective upon the delivery of such notice.

            11.3 Continuing Obligations. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 7.12(b), this
Section 11.3, Section 11.4 and Article 12, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties pursuant to any agreement to maintain the confidentiality of information regarding the other party, all of which obligations shall survive termination of this Agreement in accordance with their terms.

            11.4  Termination Fee.

                  (a) In the event that this Agreement is terminated (x) by Broadbase under Section 11.1(a)(ii) or (y) by either Broadbase or Servicesoft under Section 11.1(a)(v), Servicesoft shall promptly, but in no event later than two days after the date of such termination, pay Broadbase a fee equal to $12.5 million in immediately available funds (the "SERVICESOFT TERMINATION FEE"); provided, however, that in the case of termination pursuant to Section 11.1(a)(ii), such payment shall be made only if (1) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (2) within nine months following the termination of this Agreement, either an Acquisition Transaction is consummated, or Servicesoft enters into an agreement providing for an Acquisition Transaction, in which case such termination fee shall be paid within two days of the consummation of such Acquisition Transaction.

                  (b) In the event that this Agreement is terminated by Servicesoft under Section 11.1(a)(ii) or by either Broadbase or Servicesoft under Section 11.1(a)(vi), Broadbase shall promptly, but in no event later than two days after the date of such termination, pay Servicesoft a fee equal to $12.5 million in immediately available funds (the "BROADBASE TERMINATION FEE"); provided, however, that in the case of termination pursuant to Section 11.1(a)(ii), such payment shall be made only if (1) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (2) within nine months following the termination of this Agreement, either an Acquisition Transaction is consummated, or Broadbase enters into an agreement providing for an Acquisition Transaction. If any principal or interest under any of the Loans contemplated by Section 7.12 remain outstanding, then the Broadbase Termination Fee payable by Broadbase pursuant to this Section 11.4(b) shall be reduced by the amount of the outstanding Loans owed by Servicesoft. In addition, in the event that (1) this Agreement is terminated by Broadbase or Servicesoft under Section 11.1(a)(vi) and (2) either (x) the Form S-4 and the Prospectus/Proxy Statement did not include, pursuant to Section 7.5 of this Agreement, a statement to the effect that Broadbase's




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



Board of Directors has recommended that Broadbase Stockholders vote in favor of the Broadbase Stockholder Approvals or (y) the Board of Directors of Broadbase (or a committee thereof) shall have withdrawn, amended or modified, in a manner adverse to Servicesoft, the recommendation of the Board of Directors of Broadbase that the stockholders of Broadbase vote in favor of the Broadbase Stockholder Proposals, then the outstanding principal of, and accrued interest on, the Loans shall be immediately deemed to have been repaid in full and all remaining amounts available with respect to the Loans shall be paid to Servicesoft at such time as the payment of the Broadbase termination fee, without any recourse to, or further obligation on the part of, Servicesoft.

                  (c) Each party hereto acknowledges that the agreements contained in this Section 11.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if any party hereto fails to pay in a timely manner the amounts due pursuant to this Section 11.4, and, in order to obtain such payment, the other party makes a claim that results in a judgment against the breaching party for the amounts set forth in this Section 11.4, the breaching party shall pay to the other party such other party's reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 11.4 at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Absent a willful breach of this Agreement, any Servicesoft Termination Fee or Broadbase Termination Fee paid pursuant to this Section
11.4 shall be the sole liability of the paying party.

      12. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

            12.1 Survival of Representations. All representations, warranties, covenants and agreements of Broadbase and Servicesoft contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement and the expiration of the Escrow Period, whereupon such representations, warranties, covenants and agreements will expire.

            12.2 Agreement to Indemnify. Subject to the limitations set forth in this Article 12, the Servicesoft Stockholders will severally indemnify and hold harmless Broadbase and its officers, directors, agents and employees, and each person, if any, who controls or may control Broadbase within the meaning of the Securities Act (hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses, including without limitation, reasonable legal fees and costs (hereinafter referred to as "DAMAGES") directly or indirectly arising out of or resulting from:

                  (a) any misrepresentation or breach of or default in connection with any of the representations, warranties, agreements and covenants given or made by Servicesoft in this Agreement or any certificate, document or instrument delivered by or on behalf of Servicesoft pursuant hereto;

                  (b)   any Excess Expenses; or

                  (c) any failure of each Servicesoft Stockholder to have good, valid and marketable title to the issued and outstanding Servicesoft Capital Stock identified in Schedule 1 to such Servicesoft Stockholder's Letter of Transmittal, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever ("OWNERSHIP LOSSES");

provided, however, that for purposes of the foregoing clause (c), the Indemnified Person may only seek and recover Damages from the Servicesoft Stockholder who failed to have good, valid and marketable title to such shares of Servicesoft Capital Stock free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges.

            12.3  Limitations on Liability; Exceptions.

                  (a) Limitations on Liability. Subject to Section 12.3(c), the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement shall be the Indemnified Persons' sole recourse against the Servicesoft Stockholders under this Agreement, and no claim for Damages shall first be made under Section 12.2 after expiration of the Escrow Period. Except as set forth in Section 12.3(c), the remedies set forth in this Article 12 shall be the exclusive remedies of Broadbase and the other Indemnified Persons against any Servicesoft Stockholder under any theory or liability.

                  (b) Threshold. Except for indemnification with respect to Excess Expenses, the indemnification provided for in this Article 12 shall not apply unless and until the aggregate Damages for which one or more Indemnified Persons seeks indemnification exceeds $1,000,000, in which event the indemnification provided for in this Article 12 will include the aggregate of all Damages; provided, however, that this Section 12.3(b) shall not apply to liability or indemnification obligations of the Servicesoft Stockholders with respect to any matter or claim described in Section 12.2(b).

                  (c) Exceptions to Limitations on Liability. None of the limitations set forth in Sections 12.3(a) or 12.3(b) shall in any manner limit the liability or indemnification obligations of the Servicesoft Stockholders with respect to: (i) intentional fraud; or (ii) any Ownership Losses. Notwithstanding the foregoing, in no event shall any Servicesoft Stockholder be liable for any amounts in excess of the value of the aggregate consideration received by such Servicesoft Stockholder in connection with the Merger (determined as set forth in Section 4.5 of the Escrow Agreement); provided, however, that such limitation shall not apply to Damages resulting from intentional fraud by such Servicesoft Stockholder. In the event of intentional fraud, the Indemnified Persons agree that they shall seek indemnification against the Escrow Shares pro rata pursuant to the terms of the Escrow Agreement then available under the Escrow Agreement and shall only be entitled to receive indemnification for such claims directly from the Servicesoft Stockholders if all of the Escrow Shares have been released pursuant to the terms of the Escrow Agreement.

            12.4 Survival of Claims. Notwithstanding anything herein to the contrary, if, prior to the expiration of the Escrow Period, an Indemnified Person makes a claim for indemnification under either this Agreement or the Escrow Agreement with respect to a misrepresentation or breach of such representation, warranty or covenant, then the Indemnified Person's rights to indemnification under this Article 12 for such claim shall survive the expiration of the Escrow Period. In addition, notwithstanding anything herein to the contrary, the obligation of each Servicesoft Stockholder to indemnify the Indemnified Persons for any Damages resulting directly or indirectly from the failure of such Servicesoft Stockholders to have good, valid and marketable title to the issued and outstanding Servicesoft Capital Stock identified in Schedule 1 to such Servicesoft Stockholder's Letter of Transmittal, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever shall continue in effect for the duration of the applicable statute of limitations.

            12.5 No Indemnity for Corporate Agents. Each of the indemnifying Servicesoft Stockholders agrees that such Servicesoft Stockholder will not make any claim for indemnification against Servicesoft by reason of the fact that such indemnifying stockholder was a director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claims is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expense or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by Broadbase against the indemnifying stockholder




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



pursuant to Section 12.2 or otherwise in its capacity as a Servicesoft Stockholder (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise).

            12.6  Servicesoft Stockholders' Representative.

                  (a) Authority. The Servicesoft Stockholders, by their approval of the Merger and/or their tender pursuant to Section 8.2 of Servicesoft Certificates, will be conclusively deemed to have consented to, approved and agreed to be personally bound by: (a) the indemnification provisions of Article 12, (b) the Escrow Agreement, (c) the appointment of Mark Skapinker as the Representative of the Servicesoft Stockholders under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of the Servicesoft Stockholders (including their successors and assigns) as provided in the Escrow Agreement and (d) the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under the Escrow Agreement, including, without limitation, the exercise of the power to: (i) authorize delivery to Broadbase of Escrow Shares in satisfaction of indemnity claims by Broadbase or any other Indemnified Person (as defined herein) pursuant to Article 12 and/or the Escrow Agreement; (ii) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (iii) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to
Article 12; (iv) waive any right of any or all of the Servicesoft Stockholders following the Merger with respect to matters set forth in this Agreement, the Escrow Agreement or any other agreement contemplated by this Agreement; (v) give and receive all notices required to be given under this Agreement and the Escrow Agreement; and (vi) take all actions necessary in the sole judgment of the Representative for the accomplishment of the foregoing. The Representative will have unlimited authority and power to act on behalf of the Servicesoft Stockholders with respect to the Escrow Agreement and the disposition, settlement or other handling of all claims governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all Servicesoft Stockholders are treated in the same manner. The Representative is authorized to take any actions deemed by him to be appropriate or reasonably necessary to carry out the provisions of Article 12 hereof. In addition, the Representative is authorized to accept service of process upon the Servicesoft Stockholders. All decisions and actions of the Representative in connection with this Agreement and the Escrow Agreement shall be binding and conclusive upon the Servicesoft Stockholders, and Broadbase, the Surviving Corporation and the Escrow Agent will be entitled to rely on any action or decision of the Representative.
The Representative will not be a trustee for any Servicesoft Stockholder or have any fiduciary duty to any Servicesoft Stockholder, and in performing the functions specified in this Agreement and the Escrow Agreement, the Representative will not be liable to any Servicesoft Stockholders for any act or omission the Representative made in good faith and in the exercise of reasonable judgment. As provided in the Escrow Agreement, any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken pursuant to the terms of the Escrow Agreement, at the Representative's option, either (i) will be paid by the Servicesoft Stockholders to the Representative or (ii) if shares are available for distribution to the Servicesoft Stockholders pursuant to the Escrow Agreement, at the request of the Representative, a portion of those shares will be sold by the Escrow Agent and the proceeds paid to or at the direction of the Representative, in either case, pro rata in proportion to the Servicesoft Stockholders' respective percentage interests in the Escrow Shares.

                  (b) Standard of Conduct. Neither the Representative nor any of his partners, members, directors, officers, employees or agents shall be liable to any of the Servicesoft Stockholders for any error of judgment, act done or omitted by them, or mistake of fact or law in connection with his services pursuant to Article 12, unless caused by his own gross negligence or willful misconduct. In taking any action or refraining from taking any action whatsoever the Representative shall be protected in relying upon any notice, paper or other document reasonably believed by him to be genuine, or upon any




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



evidence reasonably deemed by him to be sufficient. The Representative shall not be required to take any action which is contrary to this Agreement, the Escrow Agreement or applicable law. The Representative may consult with counsel in connection with his duties and shall be fully protected in any act taken, suffered or permitted by them in good faith in accordance with the advice of counsel. In connection with their services under Article 12, the Representative shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                  (c) Indemnification. Each Servicesoft Stockholder agrees to indemnify the Representative, ratably in accordance with his or her pro rata share of the Escrow Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Representative in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Servicesoft Stockholder shall be liable for any of the foregoing to the extent they arise from the Representative's gross negligence or willful misconduct. The Representative shall be fully justified in refusing to take or to continue to take any action hereunder unless he shall first be indemnified to his reasonable satisfaction by the Servicesoft Stockholders against any and all liability and expense which may be incurred by him by reason of taking or continuing to take any such action.

                  (d)   Resignation or Removal of the Representative.
Subject to the appointment and acceptance of a successor Representative as provided below, the Representative may (i) resign at any time thirty (30) days subsequent to giving notice thereof to the Servicesoft Stockholders, and
(ii) be removed at any time with or without cause by action of the Servicesoft Stockholders who represented a majority of the rights to the Escrow Shares. Upon any such resignation or removal, holders of a majority of the Escrow Shares may appoint a successor Representative, which successor shall be reasonably acceptable to Broadbase. If no successor Representative shall have been appointed by the Servicesoft Stockholders and accepted such appointment within twenty (20) days after the retiring Representative's giving of notice of resignation or the Servicesoft Stockholders' removal of the Representative, then the retiring or removed Representative may, on behalf of the Servicesoft Stockholders, appoint a successor, which shall be reasonably acceptable to Broadbase. Upon the acceptance of any appointment as the Representative hereunder, such successor Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Representative, and the retiring or removed Representative shall be discharged from his duties and obligations hereunder. After any retiring Representative's resignation or removal hereunder as the Representative, the provisions of Article 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Representative.

                  (e) Representative as Servicesoft Stockholder. The Representative, to the extent he is or was a Servicesoft Stockholder, shall have the same rights and powers under this Agreement as any other Servicesoft Stockholder and may exercise the same as though he were not serving as the Representative, and the term "Servicesoft Stockholder" shall include the Representative in his capacity as such.

      13.   MISCELLANEOUS

            13.1 Entire Agreement. The Letter Agreement between Servicesoft and Broadbase dated August 17, 2000 with respect to non-disclosure of confidential information, this Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

            13.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            13.3 No Third Party Beneficiaries. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner, employee or any party hereto or any other Person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

            13.4 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

            13.5 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and have been reviewed by each party hereto. Accordingly, no ambiguity in the language hereof will be construed for or against either party.

            13.6 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

            13.7 Section Headings. A reference to an Article, Section, Exhibit or Schedule will mean an Article or Section in, or an Exhibit or Schedule to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

            13.8 Amendment, Extension and Waivers. At any time prior to the Effective Time, Broadbase, Newco and Servicesoft may, to the extent legally allowed: (a) extend the time for performance of any of the obligations of the other party; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant thereto; and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any term or provision of this Agreement may be amended. Any agreement to any amendment, extension or waiver will be valid only if set forth in writing and signed by the party to be bound. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The Agreement may be amended by the parties hereto at any time before or after approval of the Servicesoft Stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Servicesoft Stockholders without obtaining such further approval.




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





            13.9 Governing Law. The validity of this Agreement the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties of this Agreement will be exclusively governed by and construed in accordance with the internal laws of the State of Delaware, as applied to agreements entered into solely between residents of and to be performed entirely in the State of California, without reference to that body of law relating to conflicts of law or choice of law.

            13.10 Dispute Resolution. Any dispute hereunder ("DISPUTE") shall be settled by arbitration, to be held in Wilmington, Delaware, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

                  (a) Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

                  (b) Selection of Arbitrator. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Delaware contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection.
In the event that the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

                  (c) Payment of Costs. Broadbase and Servicesoft, or Broadbase and the Servicesoft Stockholders after the Closing, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

                  (d) Burden of Proof. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

                  (e) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

                  (f) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                  (g) Exclusive Remedy. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.




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            13.11 Other Remedies.  Except as otherwise provided in Section
12.3 or elsewhere herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

            13.12 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

               If to Broadbase:     Broadbase Software, Inc.
                                    172 Constitution Drive
                                    Menlo Park, CA 94025
                                    Attention:  Chuck Bay
                                    Phone:  (650) 614-8300
                                    Fax:  (650) 614-8301

               with a copy to:      Fenwick & West LLP
                                    275 Battery Street, Suite 1500
                                    San Francisco, CA 94111
                                    Attention:  David K. Michaels
                                    Phone:  (415) 875-2300
                                    Fax:  (415) 281-1350

               If to Servicesoft:   Servicesoft, Inc.
                                    Two Apple Hill Drive
                                    Natick, MA 01760
                                    Attention:  Massood Zarrabian
                                    Phone:  (508) 653-4000
                                    Fax:  (508) 810-3322

               with a copy to:      McDermott, Will & Emery
                                    28 State Street
                                    Boston, MA 12109-1775
                                    Attention:  John J. Egan III, P.C.
                                    Phone:  (617) 535-4000
                                    Fax:  (617) 535-3800

                  or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this
Section 13.12.

            13.13 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement.

            13.14 Effect of Disclosure Letters. Notwithstanding anything to the contrary contained in this Agreement or in either of the Servicesoft Disclosure Letter or the Broadbase Disclosure Letter (the "DISCLOSURE LETTERS"), any information disclosed in any part of either of such Disclosure Letters shall be deemed to be disclosed in any other part of such Disclosure Letter to which such information is relevant, to the extent it is reasonably apparent from the information disclosed that it is relevant to such other part.

            13.15 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more




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counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    BROADBASE SOFTWARE, INC.



                                    By:/s/  CHUCK BAY
                                       ---------------------------------
                                    Name:  Chuck Bay
                                    Title: President and Chief Executive
                                    Officer



                                    SERVICESOFT, INC.



                                    By:/s/  MASSOOD ZARRABIAN
                                      -----------------------------------
                                    Name:  Massood Zarrabian
                                    Title:  President and Chief Executive
                                    Officer



                                    SOLDIER ACQUISITION CORP.



                                    By:/s/ ERIC WILLGOHS
                                      ------------------------------------
                                    Name:  Eric Willgohs
                                    Title:  President and Chief Executive
                                    Officer





                              [SIGNATURE PAGE TO

                        AGREEMENT AND PLAN OF MERGER]

                            EXHIBITS AND SCHEDULES

Exhibits


Exhibit A:  Form of Certificate of Merger

Exhibit B:  Form of Voting Agreement

Exhibit C:  Form of Employment and Non-Competition Agreement

Exhibit D:  Form of Convertible Promissory Note

Exhibit E:  Form of Escrow Agreement

Exhibit F:  Form of Opinion of Counsel to Broadbase and Newco

Exhibit G:  Form of Opinion of Counsel to Servicesoft



Schedules


Schedule 1: Certain Servicesoft and Broadbase Stockholders

Schedule 2: Certain Servicesoft Employees

Schedule 3: Third Party Consents